                                 EXHIBIT 4.1


________________________________________________________________________________


                        AES CHINA GENERATING CO. LTD.


                                     AND


                            BANKERS TRUST COMPANY,
                                  AS TRUSTEE

________________________________________________________________________________

                                  INDENTURE

                        DATED AS OF DECEMBER __, 1996

________________________________________________________________________________

                                 $180,000,000

                              __% NOTES DUE 2006

                               TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                     ----
                                                            ARTICLE 1
                                            DEFINITIONS AND INCORPORATION BY REFERENCE
    SECTION 1.01.  Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
    SECTION 1.02.  Other Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
    SECTION 1.03.  Incorporation by Reference of Trust Indenture Act  . . . . . . . . . . . . . . . . . . . . . . . .  22
    SECTION 1.04.  Rules of Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23


                                                            ARTICLE 2
                                                            THE NOTES
    SECTION 2.01.  Form and Dating  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
    SECTION 2.02.  Execution and Authentication   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
    SECTION 2.03.  Registrar and Paying Agent   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
    SECTION 2.04.  Paying Agent to Hold Money in Trust  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
    SECTION 2.05.  Noteholder Lists   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
    SECTION 2.06.  Transfer and Exchange; Definitive Note   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
    SECTION 2.07.  Replacement Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
    SECTION 2.08.  Outstanding Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
    SECTION 2.09.  Determination of Holders' Action   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
    SECTION 2.10.  Temporary Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
    SECTION 2.11.  Cancellation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
    SECTION 2.12.  Defaulted Interest   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30


                                                            ARTICLE 3
                                                            COVENANTS
    SECTION 3.01.  Payment of Notes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
    SECTION 3.02.  Maintenance of Office or Agency  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
    SECTION 3.03.  Limitation on Restricted Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
    SECTION 3.04.  Limitation on Incurrence of Indebtedness   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
    SECTION 3.05.  Limitation on Payment Restrictions Affecting Project Companies   . . . . . . . . . . . . . . . . .  36
    SECTION 3.06.  Payment of Additional Amounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
    SECTION 3.07.  Limitation on Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
    SECTION 3.08.  Change of Control  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
    SECTION 3.09.  Compliance Certificate   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
    SECTION 3.10.  Commission Reports   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
    SECTION 3.11.  Limitation on Transactions with Affiliates   . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

                                                                                                                     PAGE
                                                                                                                     ----
    SECTION 3.12.  Limitation on Sales of Assets and Refinancings   . . . . . . . . . . . . . . . . . . . . . . . . .  46
    SECTION 3.13.  Maintenance of Certain Cash Proceeds   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
    SECTION 3.14.  Payment of Stamp Duty and Other Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
    SECTION 3.15.  Payment of Taxes and Other Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
    SECTION 3.16.  Notice of Defaults and Other Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
    SECTION 3.17.  Maintenance of Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
    SECTION 3.18.  Limitation on Issuance of Subsidiary Capital Stock   . . . . . . . . . . . . . . . . . . . . . . .  50
    SECTION 3.19.  Limitation on Changes in the Nature of the Business  . . . . . . . . . . . . . . . . . . . . . . .  51
    SECTION 3.20.  Limitation on Certain Subsidiary Investments   . . . . . . . . . . . . . . . . . . . . . . . . . .  51
    SECTION 3.21.  Government Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
    SECTION 3.22.  Compliance with Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
    SECTION 3.23.  Operations and Maintenance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52


                                                            ARTICLE 4
                                                    CONSOLIDATION AND  MERGER
    SECTION 4.01.  Merger and Consolidation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
    SECTION 4.02.  Successor Substituted  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54


                                                            ARTICLE 5
                                                      DEFAULTS AND REMEDIES
    SECTION 5.01.  Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
    SECTION 5.02.  Acceleration   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
    SECTION 5.03.  Other Remedies   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
    SECTION 5.04.  Waiver of Past Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
    SECTION 5.05.  Control by Majority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
    SECTION 5.06.  Limitation on Suits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
    SECTION 5.07.  Rights of Holders to Receive Payment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
    SECTION 5.08.  Collection Suit by Trustee   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
    SECTION 5.09.  Trustee May File Proofs of Claim   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
    SECTION 5.10.  Priorities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
    SECTION 5.11.  Undertaking for Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
    SECTION 5.12.  Waiver of Stay or Extension Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60


                                                            ARTICLE 6
                                                             TRUSTEE
    SECTION 6.01.  Duties of Trustee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
    SECTION 6.02.  Rights of Trustee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62


                                                                                                                     PAGE
                                                                                                                     ----
    SECTION 6.03.  Individual Rights of Trustee   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
    SECTION 6.04.  Trustees Disclaimer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
    SECTION 6.05.  Notice of Defaults   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
    SECTION 6.06.  Reports by Trustee to Holders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
    SECTION 6.07.  Compensation and Indemnity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
    SECTION 6.08.  Replacement of Trustee   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
    SECTION 6.09.  Successor Trustee by Merger, Etc   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
    SECTION 6.10.  Eligibility; Disqualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
    SECTION 6.11.  Preferential Collections of Claims Against Company   . . . . . . . . . . . . . . . . . . . . . . .  66


                                                            ARTICLE 7
                                             SATISFACTION AND DISCHARGE OF INDENTURE
    SECTION 7.01.  Discharge of Liability on Notes; Defeasance  . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
    SECTION 7.02.  Defeasance and Discharge of Indenture  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
    SECTION 7.03.  Defeasance of Certain Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
    SECTION 7.04.  Application of Trust Money   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
    SECTION 7.05.  Repayment to Company   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
    SECTION 7.06.  Reinstatement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71


                                                            ARTICLE 8
                                                    AMENDMENTS AND SUPPLEMENTS
    SECTION 8.01.  Without Consent of Holders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
    SECTION 8.02.  With Consent of Holders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
    SECTION 8.03.  Supplemental Indentures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
    SECTION 8.04.  Revocation and Effect of Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
    SECTION 8.05.  Notation on or Exchange of Notes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
    SECTION 8.06.  Trustee to Sign Amendments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
    SECTION 8.07.  Fixing of Record Dates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75


                                                            ARTICLE 9
                                                        SECURITY AGREEMENT
    SECTION 9.01.  Security Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
    SECTION 9.02.  Holders' Consent   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
    SECTION 9.03.  Trust Indenture Act of 1939 Requirements   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
    SECTION 9.04.  Release upon Termination of the Company's Obligations  . . . . . . . . . . . . . . . . . . . . . .  76
    SECTION 9.05.  Retirement of Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77

                                                                                                                     PAGE
                                                                                                                     ----
                                                            ARTICLE 10
                                                            REDEMPTION
    SECTION 10.01.  Notice to Trustee   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
    SECTION 10.02.  Selection of Notes to Be Redeemed   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
    SECTION 10.03.  Notice of Redemption  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
    SECTION 10.04.  Effect of Notice of Redemption  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
    SECTION 10.05.  Deposit of Redemption Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
    SECTION 10.06.  Notes Redeemed in Part  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80
    SECTION 10.07.  Optional Redemption for Changes in Withholding Taxes  . . . . . . . . . . . . . . . . . . . . . .  80


                                                            ARTICLE 11
                                                          MISCELLANEOUS
    SECTION 11.01.  Trust Indenture Act Controls  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
    SECTION 11.02.  Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
    SECTION 11.03.  Communication by Holders with Other Holders   . . . . . . . . . . . . . . . . . . . . . . . . . .  82
    SECTION 11.04.  Certificate and Opinion as to Conditions Precedent  . . . . . . . . . . . . . . . . . . . . . . .  82
    SECTION 11.05.  Statements Required in Certificate or Opinion   . . . . . . . . . . . . . . . . . . . . . . . . .  82
    SECTION 11.06.  Rules by Trustee and Agents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  83
    SECTION 11.07.  Successors; No Recourse Against Others  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  83
    SECTION 11.08.  Duplicate Originals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  83
    SECTION 11.09.  Other Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  83
    SECTION 11.10.  Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  83
    SECTION 11.11.  Consent to Jurisdiction   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  83
    SECTION 11.12.  Judgment Currency   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84
    SECTION 11.13.  Effect of Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85
    SECTION 11.14.  Waiver of Immunity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85
    SECTION 11.15.  Tax Considerations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85


EXHIBIT A-FORM OF NOTE

    INDENTURE dated as of December __, 1996, between AES China Generating Co. Ltd., a corporation established under the laws of Bermuda (the "Company") and Bankers Trust Company, a New York banking corporation, as trustee (the "Trustee").

    Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the holders of the Company's [__]% Notes Due 2006:

                                   ARTICLE 1
                   DEFINITIONS AND INCORPORATION BY REFERENCE

    SECTION 1.01.  Definitions.

    "Acquired Indebtedness" means Indebtedness of a Person existing at the time at which such Person became a Subsidiary and not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary. Acquired Indebtedness shall be deemed to be Incurred on the date the acquired Person becomes a Project Company.

    "Additional Amounts" has the meaning set forth in Section 3.06 hereof. Any reference in this Indenture to principal or interest in respect of the Notes shall be deemed also to refer to any Additional Amounts that may be payable as set forth herein and under the Notes.

    "Additional Assets" means (i) any property or assets related to the Line of Business which will be owned and used by the Company or a Project Company, (ii) the Capital Stock of a Person that becomes a Project Company as a result of the acquisition of such Capital Stock by the Company or another Project Company, or
(iii) Capital Stock in any Person that at the time of acquisition of such Capital Stock is a Project Company.

    "Adjusted Cash Flow" means, for any period, the excess of (A) the aggregate amount (without duplication ) of (i) dividends, distributions, payments of interest and scheduled repayments of loans or advances, in each case, that are received by the Company and its Wholly Owned Subsidiaries from the Project Companies during such period, (ii) 50% of the dividends, distributions, payments of interest and scheduled repayments of loans or advances, in each case, that are received by the Company and its Wholly Owned Subsidiaries from any Person other than a Project Company during such period, (iii) all payments received by the Company and its Wholly Owned Subsidiaries during such period from any Person with respect to agreements to provide development, construction or operations management and the provision of consulting or advisory services;
(iv) 50% of the combined interest income of the Company and its Wholly Owned Subsidiaries for such period from cash, cash equivalents and investments in marketable securities; (v) the interest income (net of interest expense) of the Company and its Wholly Owned Subsidiaries from the transactions referred to in clause
(viii) of the definition of Permitted Investments over (B) the aggregate amount (without duplication) of (i) the combined selling, general and administrative expenses of the Company and its Wholly Owned Subsidiaries for such period determined in accordance with GAAP and (ii) the Company Designated Costs for such period and (iii) the total income taxes paid by the Company and its Wholly Owned Subsidiaries during such period.

    "Adjusted Interest Expense" means, for any period, the sum of (without duplication) (a) the combined interest expense of the Company and its Wholly Owned Subsidiaries for such period as determined in accordance with GAAP, including, without limitation or duplication, (i) amortization of debt issuance costs or of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting, (ii) accrued interest, (iii) noncash interest payments, (iv) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (v) interest actually paid by the Company or any Wholly Owned Subsidiary under any guarantee of Indebtedness or other obligation of any other Person and (vi) net costs associated with Interest Rate Agreements (including amortization of discounts) and Currency Agreements of the Company or any Wholly Owned Subsidiary relating to Indebtedness, plus (b) all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued, or scheduled to be paid or accrued by the Company or any Wholly Owned Subsidiary, plus (c) capitalized interest, plus (d) dividends paid in respect of Preferred Stock of the Company or any Wholly Owned Subsidiary held by Persons other than the Company or any Wholly Owned Subsidiary, plus (e) cash contributions to any employee stock ownership plan to the extent such contributions are used by such employee stock ownership plan to pay interest or fees to any person (other than the Company) in connection with loans Incurred by such employee stock ownership plan to purchase Capital Stock of the Company, plus (f) the interest expense of any Project Company to the extent attributable to any Indebtedness of such Project Company to the extent guaranteed by the Company or any Wholly Owned Subsidiary, minus (g) interest expense of the Company or any Wholly Owned Subsidiary attributable to Indebtedness referred to in clause (viii) of the definition of "Permitted Investments."

    "AES" means The AES Corporation, a Delaware corporation, its successors, and any Subsidiary thereof.

    "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of Section 3.11 only, "Affiliate" shall also mean any beneficial owner of 5% or more of the total Voting Shares (on a fully Diluted Basis) of the Company or of rights or warrants to purchase such stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

    "Agent" means any Registrar, Paying Agent, authenticating agent, co-registrar or additional paying agent.

    "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale leaseback transactions, but excluding (except as provided for in the provisions described in the last paragraph of Section 3.12(b)) those permitted by Article 4 hereof and those permitted by
Section 3.03 hereof) in one or a series of transactions by the Company or any Project Company to any Person other than the Company or any Wholly Owned Subsidiary, of (i) all or any of the Capital Stock of the Project Company, (ii) all or substantially all of the assets of any operating unit, Facility or division of the Company or any Project Company or (iii) any other property or assets or rights to acquire property or assets of the Company or any Project Company outside of the ordinary course of business of the Company or such Project Company.

    "Attributable Costs" means, for any period, the Company Designated Costs for such period to the extent that such amount does not exceed an amount calculated for such period at a rate equal to $10 million per annum (which shall increase by 5% for each fiscal year beginning on or after December 1,
1997).

    "Authorized Officers" means with respect to the Company, the President, the Chief Financial Officer and any vice president.

    "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of (A) the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Indebtedness or Preferred Stock multiplied by (B) the amount of such payment by (ii) the sum of all such payments.

    "Bankruptcy Custodian" means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

    "Bankruptcy Law" means Title 11, United States Code, or any similar federal or state law or laws of Bermuda for the relief of debtors or the administration, reorganization or liquidation of debtors' estates for the benefit of their creditors.

    "Bermuda" means the British colony of Bermuda.

    "Board of Directors" means the Board of Directors of the Company or any authorized committee thereof.

    "Board Resolution" means a copy of a resolution certified by a director of the Company to have been duly adopted by the Board of Directors to be in full force and effect on the date of such certification, and delivered to the Trustee.

    "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized by law to close or are otherwise not open for business. If any payment date hereunder or under the Notes is not a Business Day, payment may be made at that place on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period. If a regular record date hereunder or under the Notes is not a Business Day, the regular record date shall not be affected.

    "Capital Stock" means any and all shares, interests (including joint venture interests), participations or other equivalents (however designated) of capital stock of a corporation or any and all equivalent ownership interests in a Person (other than a corporation).

    "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person; the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty; and "Capitalized Lease Obligations" means the rental obligations, as aforesaid, under such lease.

    "Change of Control" means the occurrence of any of the following events:
(i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than AES or an underwriter engaged in a firm commitment underwriting on behalf of the Company, is or becomes the beneficial owner (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (i) a person shall be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total outstanding shares of Class A Common Stock; (ii) AES is no longer entitled to elect at least one half of the members of the Board of Directors; (iii) AES ceases to be the beneficial owner (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act) of at least 6,000,000 Voting Shares of the Company (as adjusted from time to time for any stock dividends, splits or recombinations after the Issue Date); or (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the stockholders was approved by a vote of 66-2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

    "Change of Control Triggering Event" means either (x) the occurrence of both an event specified in clause (i) or (iv) of the definition of Change of Control and a Rating Decline or (y) the occurrence of an event specified in clause (ii) or (iii) of the definition of Change of Control.

    "Class A Common Stock" means the Class A Common Stock, par value $0.01 per share, of the Company.

    "Class B Common Stock" means the Class B Common Stock, par value $0.01 per share, of the Company.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Collateral" has the meaning set forth in the Security Agreement.

    "Collateral Account" has the meaning set forth in the Security Agreement.

    "Collateral Agent" means Bankers Trust Company as collateral agent, and any successor thereof, under the Security Agreement.

    "Commission" means the Securities and Exchange Commission.

    "Company" means AES China Generating Co. Ltd., a Bermuda corporation, until a successor replaces it pursuant to the terms and conditions of this Indenture and thereafter means the successor.

    "Company Designated Costs" means the total costs of development, construction or operations management and the provision of consulting or advisory services incurred by the Company and its Wholly Owned Subsidiaries (net of any amounts received in reimbursement of such costs to the extent not in excess of such costs).

    "Consolidated Current Liabilities," as of the date of determination, means the aggregate amount of liabilities of the Company and its Consolidated Restricted

Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating (i) all inter-company items between the Company and any Consolidated Subsidiary and (ii) deducting all current maturities of long-term Indebtedness, all as determined in accordance with GAAP.

    "Consolidated Net Income (Loss)" means, for any period, as applied to the Company, the consolidated net income (loss) of the Company and its Consolidated Restricted Subsidiaries for such period, determined in accordance with GAAP, adjusted by excluding (without duplication), to the extent included in such net income (loss), the following: (i) all extraordinary gains or losses; (ii) any net income of any Person (other than the Company and its Consolidated Restricted Subsidiaries), except that (A) the Company's equity in the net income of any such Person for such period shall be included in Consolidated Net Income (Loss) up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution and (B) the equity of the Company or a Restricted Subsidiary in a net loss of any such Person for such period shall be included in determining Consolidated Net Income (Loss); (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such income is not at the time thereof permitted, directly or indirectly, by operation of the terms of its charter or bye-laws or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its stockholders; (iv) any net income (or loss) of any Person combined with the Company or any of its Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of such combination; and (v) any gain (but not loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its Restricted Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition by the Company or any Restricted Subsidiary of any Capital Stock of any Person, provided that losses shall be included on an after-tax basis; and further adjusted by subtracting from such net income the tax liability of any parent of the Company to the extent of payments made to such parent by the Company pursuant to any tax sharing agreement or other arrangement for such period.

    "Consolidated Net Tangible Assets" means, as of any date of determination, as applied to the Company, the total amount of assets (less accumulated depreciation or amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Consolidated Restricted Subsidiaries, determined in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom, to the extent otherwise included, the amounts of: (i) Consolidated Current Liabilities; (ii) minority interests in Consolidated Subsidiaries held by Persons other than the Company or a Restricted Subsidiary; (iii) excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors as evidenced by a Board Resolution; (iv) any revaluation or other write-up in value of assets subsequent to December 31, 1995 as a result of a change in the method of valuation in accordance with GAAP; (v) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;
(vi) treasury stock; (vii) any cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and (viii) any Indebtedness of the Company or a Restricted Subsidiary referred to in clause (viii) of the definition of Permitted Investments.

    "Consolidated Net Worth" means, at any date of determination, as applied to the Company, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Consolidated Restricted Subsidiaries, less any amounts attributable to Redeemable Stock or Exchangeable Stock, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of Capital Stock of the Company or any Subsidiary.

    "Consolidation" means, with respect to any Person, the consolidation of accounts of such Person and each of its subsidiaries if and to the extent the accounts of such Person and such subsidiaries are consolidated in accordance with GAAP. The term "Consolidated" shall have a correlative meaning.

    "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Project Company against fluctuations in currency values to or under which the Company or any Project Company is a party on the Issue Date or becomes a party thereafter.

    "Debt Service Reserve Account" has the meaning set forth in the Security Agreement.

    "Default" means any event which is, or, after notice or passage of time or both, would be, an Event of Default.

    "Defaulted interest" means any interest on any Note which is payable, but is not punctually paid or duly provided for on any Interest Payment Date.

    "Depositary" means The Depository Trust Company, its nominees, and their respective successors until a successor Depositary shall have become such pursuant to the applicable provisions of this Indenture and thereafter "Depositary" shall mean or include each Person who is then a Depositary hereunder.

    "Designated Financing" means any Incurrence of Indebtedness by an Existing Subsidiary or Existing Joint Venture that refinances Shareholder Loans in whole or in part.

    "Dollar Permitted Investments" means investments which are denominated and payable in US dollars in any one or more of the following: (i)(a) direct, interest-bearing obligations of the United States in certificated form; (b) direct, interest-bearing obligations of, and guaranteed as to timely payment of principal and interest by, the United States, but only if such obligations are issued in the form of any entry made on the records of the Federal Reserve Bank of New York; and (c) direct interest bearing obligations of, and interest bearing obligations guaranteed as to timely payment of principal and interest by, the Federal National Mortgage Association, the Government National Mortgage Association, the Federal Home Loan Mortgage Corporation or the Student Loan Marketing Association, but only if (A) at the time of investment, such obligations are assigned the highest credit rating by the Rating Agency and (B) such obligations have been deposited with The Depository Trust Company and its successors, or are issued in the form of an entry made on the records of the Federal Reserve Bank of New York; (ii) certificates of deposit with an original term to maturity (x) of not more than 180 days or (y) with respect to the amounts representing the interest payment amounts due on [__________], 1997 or [_____________], 1997, not exceeding the second Business Day prior to such date, issued by any U.S. depositary institution or trust company whose principal offices are located in the Borough of Manhattan, City and State of New York, New York (including the Trustee acting in its individual capacity); provided that the short-term unsecured debt obligations of such depositary institution or trust company at the time of such investment are assigned a rating of "A-1" by S&P and "P1" by Moody's or the long-term unsecured debt obligations of such depositary institution or trust company at the time of such investment, are assigned a rating of "A-" or higher by S&P and "A3" or higher by Moody's; (iii) repurchase obligations pursuant to a written agreement (a) with respect to any obligation described in clause (i) above, where (in each case) the Trustee has taken delivery of such obligation and (b) by a U.S. depositary institution or trust company whose principal offices are located in the Borough of Manhattan, City and State of New York, New York the short-term unsecured debt obligations of which are rated "A-1" by S&P and "P-1" by Moody's at the time of such investment or the long-term unsecured debt obligations of which are rated "A-" or higher by S&P and "A3" or higher by Moody's (including, if applicable, the Trustee acting in its individual capacity) at time of such investment; or (iv) commercial paper that (a) is assigned a rating of "A-1" by S&P and "P-1" by Moody's at the time of such investment and (b) had an original term to maturity of not more than 180 days.

    "Dollars," "$" and "US dollars" mean United States dollars.

    "Eligible Joint Venture" means a Joint Venture (other than a Subsidiary)
(i) that is formed with respect to the construction, development, acquisition, servicing, ownership, improvement, operation or management of a single Facility; (ii) in which the Company, directly or indirectly, owns at least 25% of the Capital Stock therein and (iii) in respect of which the Company, directly or indirectly, either (a) controls, by voting power, membership on the board of directors or management committee or other similar governing body, or through the provisions of any applicable partnership, joint venture, shareholder or other similar agreement or under an operating, maintenance or management agreement or otherwise, the management and operation of the Joint Venture and any Facility of such Joint Venture or (b) otherwise has the right to control or veto material acts and decisions with respect to the management or operation of the Joint Venture that, taken as a whole, are substantially similar to the rights of the Company with respect to the Existing Joint Ventures as of the Issue Date.

    "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "Exchangeable Stock" means any Capital Stock which by its terms is exchangeable or convertible at the option of any Person other than the Company into another security (other than Capital Stock of the Company which is neither Exchangeable Stock nor Redeemable Stock).

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Existing Joint Venture" means any of Chengdu-AES-Kaihua Gas Turbine Power Co. Ltd., Wuhu Shaoda Electric Power Company Ltd. and Yangchun Fuyang Diesel Engine Power Co. Ltd., and their respective successors, in each case, so long as such Person is a Project Company.

    "Existing Project Company Net Cash Flow" means, for any period, (A) the aggregate amount (without duplication) of dividends, distributions, payments of interest and scheduled repayments of loans or advances (excluding any of such amounts that constitute Special Proceeds), in each case, that are received by the Company and its Wholly Owned Subsidiaries from Existing Joint Ventures and Existing Subsidiaries during such period less (B) the sum of (i) Attributable Costs for such period, (ii) the aggregate interest expense accrued with respect to the Notes after July [__], 1998 and (iii) the aggregate principal amount of Notes purchased from time to time by the Company (other than pursuant to an Offer or a Change of Control Offer).

    "Existing Subsidiary" means any of Sichuan Fuling Aixi Power Company Ltd., Hunan Xiangci-AES Hydro Power Company Ltd., Anhui Liyuan AES Power Company Limited, the Hefei Zhongli Energy Company Ltd., Jiaozuo Wan Fang Power Ltd., Wuxi- AES-CAREC Gas Turbine Power Company Ltd. and Wuxi-AES-Zhonghang Power Company Ltd., and their respective successors, in each case, so long as such Person is a Project Company.

    Facility" means a power or steam generation facility or energy producing facility and related assets (including without limitation electric power transmission facilities or lines).

    "Fixed Charge Coverage Ratio" as of any date of determination means the ratio of (i) Adjusted Cash Flow for the period of the most recent four consecutive fiscal quarters for which financial information is available to
(ii) the Adjusted Interest Expense for such period plus the Adjusted Interest Expense for such period with respect to any Indebtedness proposed to be Incurred by the Company and its Wholly Owned Subsidiaries; provided, however, that, in making such computation, the Adjusted Interest Expense attributable to interest on any Indebtedness bearing a floating interest rate shall be computed on a pro forma basis as if the rate in effect on the date of computation had been the applicable rate for the entire period; and provided further, that in the event (A) of the designation of any Restricted Subsidiary or Restricted Joint Venture to be an Unrestricted Company during or after such period, or (B) the Company or any Wholly Owned Subsidiary has made any Asset Sales, Designated Financings or acquisitions of assets not in the ordinary course of business (including acquisitions of other Persons by merger, consolidation or purchase of Capital Stock), or has Incurred or repaid any Indebtedness (or any guarantee thereof has terminated), during or after such period, or any Project Company has been designated to be an Unrestricted Company (or redesignated as a Project Company) during or after such period, such computation shall be made on a pro forma basis as if such event had taken place on the first day of such period; and provided further that the Adjusted Cash Flow with respect to any acquisitions shall not exceed the net income attributable to the acquired assets for such period.

    "Fully Diluted Basis" means after giving effect to the exercise of any outstanding options, warrants or rights to purchase Voting Shares and the conversion or exchange of any securities convertible into or exchangeable for Voting Shares.

    "GAAP" means generally accepted accounting principles in the United States of America as in effect and, to the extent optional, adopted by the Company on the Issue Date, consistently applied, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board.

    "guarantee" means, as applied to any obligation, contingent or otherwise, of any Person, (i) a guarantee, direct or indirect, in any manner, of any part or all of such obligation, (other than by endorsement of negotiable instruments for collection in the ordinary course of business) and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to ensure in any way the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation, including the payment of amounts drawn down under letters of credit.

    "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

    "Incur" means, as applied to any obligation, to create, incur, issue, assume, guarantee or in any other manner become liable with respect to, contingently or otherwise, such obligation, and "Incurred," "Incurrence," and "Incurring" shall each have a correlative meaning; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes (after the Issue Date) a Project Company (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Project Company at the time it becomes a Project Company, and provided, further, that any amendment, modification or waiver of any provision of any document pursuant to which Indebtedness was previously Incurred shall not be deemed to be an Incurrence of Indebtedness as long as (i) such amendment, modification or waiver does not (A) increase the principal or premium thereof or interest rate thereon, (B) change to an earlier date the Stated Maturity thereof or the date of any scheduled or required principal payment thereon or the time or circumstances under which such Indebtedness may or shall be redeemed, (C) if such Indebtedness is contractually subordinated in right of payment to the Notes, modify or affect, in any manner adverse to the Holders, such subordination, (D) if the Company is the obligor thereon, provide that a Project Company shall be an obligor, (E) if such Indebtedness is Non-Recourse Debt, cause such Indebtedness to no longer constitute Non-Recourse Debt or (F) violate, or cause the Indebtedness to violate, the provisions of Sections 3.05 or 3.07 and (ii) such Indebtedness would, after giving effect to such amendment, modification or waiver as if it were an Incurrence, comply with clause (i) of the first proviso to the definition of "Refinancing Indebtedness."

    "Indebtedness" of any Person means, without duplication, (i) the principal of and premium (if any such premium is then due and owing) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all Capitalized Lease Obligations of such Person; (iii) all obligations of such Person Incurred as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (v) Redeemable Stock of such Person and, in the case of any Subsidiary, any other Preferred Stock not owned by the Company or a Wholly Owned Subsidiary, in either case valued at, in the case of Redeemable Stock, the greater of its voluntary or involuntary maximum fixed repurchase price exclusive of accrued and unpaid dividends or, in the case of Preferred Stock that is not Redeemable Stock, its liquidation preference exclusive of accrued and unpaid dividends; (vi) all obligations of such Person in respect of Interest Rate Agreements and Currency Agreements; (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee; and (viii) all obligations of the type referred to in clauses
(i) through (vii) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; provided, however, that Indebtedness shall not include trade accounts payable arising in the ordinary course of business. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Stock as if such Redeemable Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Stock, such fair market value to be determined in good faith by the Board of Directors as evidenced by a Board Resolution. The amount of Indebtedness of any Person at any date shall be, with respect to unconditional obligations, the outstanding balance at such date of all such obligations as described above and, with respect to any contingent obligations at such date, the maximum liability determined by such Person's board of directors, in good faith, as, in light of the facts and circumstances existing at the time, reasonably likely to be Incurred upon the occurrence of the contingency giving rise to such obligation; provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness as determined in accordance with GAAP.

    "Interest Payment Date" means the stated maturity of an installment of interest on the Notes.

    "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect against fluctuations in interest rates to or under which the Company or any Project Company is a party on the Issue Date or becomes a party thereunder.

    "Investment" means, with respect to any Person, any direct or indirect advance, loan or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any other investment in any other Person, or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or assets issued or owned by any other Person (whether by merger, consolidation, amalgamation, sale of assets or otherwise). For purposes of the provisions set forth in Section 3.03, (i) "Investment" shall include the portion (proportionate to the Company's Equity Interest in such Project Company) of the fair market value of the net assets of any Project Company at the time such Project Company is designated an Unrestricted Company and shall exclude the fair market value of the net assets of any Unrestricted Company at the time that such Unrestricted Company is designated a Project Company, as the case may be, and (ii) any property transferred to or from an Unrestricted Company shall be valued at its fair market value at the time of such transfer, in each case as determined by the Board of Directors in good faith as evidenced by a Board Resolution.

    "Issue Date" means the date on which the Notes are originally issued under this Indenture.

    "Joint Venture" means a joint venture, partnership or other similar arrangement, whether corporation, partnership or other legal form.

    "Lien" means any mortgage, lien, pledge, charge, or other security interest or encumbrance of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof).

    "Line of Business" means the direct or indirect construction, development, acquisition, servicing, ownership, improvement, operation and management of Facilities and consulting or advisory activities related thereto.

    "Moody's" means Moody's Investors Service, Inc. and its successors.

    "Net Available Cash" means, (A) with respect to any Designated Financing, the aggregate amount of cash received by the Company or a Restricted Subsidiary in repayment of Shareholder Loans in connection therewith; (B) with respect to any Restricted Designation Event, an amount equal to the fair market value of an Existing

Subsidiary or Existing Joint Venture that is designated an Unrestricted Company; and (C) with respect to any Asset Sale, the cash or cash equivalent payments received by the Company or a Project Company in connection with such Asset Sale (including any cash received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as or when received and also including the proceeds of other property received when converted to cash or cash equivalents) net of the sum of, without duplication,
(i) all reasonable legal, title and recording tax expenses, reasonable commissions, and other reasonable fees and expenses incurred directly relating to such Asset Sale, (ii) all local, state, federal and foreign taxes required to be paid or accrued as a liability by the Company or any Project Company as a consequence of such Asset Sale, (iii) payments made to repay Indebtedness which is secured by any assets subject to such Asset Sale in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or by applicable law, be repaid out of the proceeds from such Asset Sale and (iv) all distributions required by any contract entered into other than in contemplation of such Asset Sale to be paid to any holder of an Equity Interest in such Project Company as a result of such Asset Sale, so long as such distributions do not exceed such holder's pro rata portion (based on such holder's proportionate Equity Interest) of the cash or cash equivalent payments described above, net of the amounts set forth in clauses (i)-(iii) above.

    "Net Cash Proceeds" means, with respect to any issuance or sale of Capital Stock by any Person, the cash proceeds to such Person of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultancy and other fees actually incurred by such Person in connection with such issuance or sale and net of taxes paid or payable by such Person as a result thereof.

    "Non-Convertible Capital Stock" means, with respect to any Person, any Capital Stock of such Person which is not convertible into another security other than non-convertible common stock of such Person; provided, however, that Non- Convertible Capital Stock shall not include any Redeemable Stock or Exchangeable Stock.

    "Non-Recourse Debt" means Indebtedness of any Project Company (or of any other Person that directly or indirectly owns the Capital Stock of such Project Company as its sole assets) that is Incurred to acquire, develop, improve, construct or to provide working capital for a Facility owned by such Project Company, provided that such Indebtedness is without recourse to any assets of the Company or any Project Company other than the assets or Capital Stock of the Project Company Incurring such Indebtedness (or any other Person that, directly or indirectly owns such Capital Stock as its sole assets) and the income and proceeds therefrom. Indebtedness that does not comply with the foregoing sentence because of a guarantee provided by the Company or another Project Company will nevertheless qualify as Non-Recourse Debt so long as such guarantee complies with the restrictions set forth under Section 3.04.

    "Notes" means all series of the [__]% Notes Due 2006 that are issued under and pursuant to the terms of this Indenture, as amended or supplemented from time to time.

    "Offering" means the public offering and sale of the Notes.

    "Officers' Certificate" means a certificate signed by two Authorized Officers of the Company, one of whom must be the President or Chief Financial Officer of the Company. Each Officers' Certificate (other than certificates provided pursuant to TIA Section 314(a)(4)) shall include the statements provided for in TIA Section 314(e).

    "Operating Lease Obligations" means any obligation of the Company and its Restricted Subsidiaries on a Consolidated basis incurred or assumed under or in connection with any lease of real or personal property which, in accordance with GAAP, is not required to be classified and accounted for as a capital lease.

    "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel, if so acceptable, may be an employee of or counsel to the Company or the Trustee. Each such Opinion of Counsel shall include the statements provided for in TIA Section 314(e).

    "Permitted Investments" means (i) any Investment in any Restricted Subsidiary (or any Person that would become a Restricted Subsidiary as a result of such Investment) by the Company or any other Restricted Subsidiary or in the Company by any Restricted Subsidiary; (ii) any Restricted Joint Venture Investment; (iii) Investments in existence on the date of this Indenture and Investments pursuant to letters of intent or legally binding commitments in existence on the date of this Indenture; (iv) loans and advances made to employees of the Company in the ordinary course of business consistent with past practices; (v) loans and advances made by a Project Company to any Person in connection with the provision of services by such Person to such Project Company, the construction by such Person of fuel transportation facilities for such Project Company or the construction by such Person of transmission facilities or lines interconnecting such Project Company's Facility with an electric power grid; (vi) any Investment in (a) obligations of the U.S. government and its agencies or instrumentalities; (b) bank deposits and bank obligations (including certificates of deposit, time deposits and bankers' acceptances); (c) floating rate securities and other instruments issued by governments or international development agencies; (d) commercial paper and other short-term corporate debt obligations; (e) money market funds; and (f) repurchase agreements with banks and broker-dealers with respect to securities described in clauses (a) through (d) above; (vii) Dollar Permitted Investments; and (viii) any loan made to or deposit made with any commercial banking institution rated "A-" or higher by S&P and

"A3" or higher by Moody's in connection with a substantially similar loan made by an affiliate of such commercial banking institution to the Company or a Wholly Owned Subsidiary.

    "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

    "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

    "principal" of a Note means the principal of the Note plus, if applicable, the premium on the Note.

    "Project Companies" means the Restricted Subsidiaries and Restricted Joint Ventures and "Project Company" means any of them.

    "Rating Agencies" means (i) S&P and Moody's or (ii) if S&P or Moody's or both shall not make a rating of the Notes publicly available, an internationally recognized securities rating agency or agencies, as the case may be, selected by the Company which shall be substituted for S&P or Moody's or both, as the case may be.

    "Rating Category" means (i) with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories, (ii) with respect to Moody's, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories) and
(iii) the equivalent of any such category used by another Rating Agency). In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories (+ and - for S&P; 1, 2 and 3 for Moody's) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

    "Rating Decline" means the occurrence of (i) or (ii) below on, or within 90 days after, the earliest of (A) the Company having become aware that a Change of Control has occurred, (B) the date of public notice of the occurrence of a Change of Control or (C) the date of public notice of the intention by AES or the Company to approve, recommend or enter into, any transaction which, if consummated, would result in a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration or possible downgrade by either of the Rating Agencies), (i) a decrease of the rating of the Notes by either Rating Agency by one or more rating gradations or (ii) the failure by the Company to advise the Rating Agencies, in writing, of such occurrence or any subsequent material developments or to use its best efforts to obtain, from at least one Rating Agency, a written, publicly announced affirmation of its rating of the Notes, stating that it is not downgrading and is not considering downgrading the Notes.

    "Redeemable Stock" means any class or series of Capital Stock of any Person that (a) by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise is, or upon the happening of an event or passage of time would be, required to be redeemed (in whole or in part) on or prior to the first anniversary of the Stated Maturity of the Notes, (b) is redeemable at the option of the holder thereof at any time on or prior to the first anniversary of the Stated Maturity of the Notes (other than on a Change of Control or Asset Sale, provided that such Change of Control or Asset Sale shall not yet have occurred) or (c) is convertible into or exchangeable for Capital Stock referred to in clause (a) or clause (b) above or debt securities at any time prior to the first anniversary of the Stated Maturity of the Notes.

    "Refinancing Indebtedness" means Indebtedness that refunds, refinances, replaces, renews, repays or extends (including pursuant to any defeasance or discharge mechanism) (collectively, "refinances," and "refinanced" shall have a correlative meaning) any Indebtedness of the Company or a Project Company existing on the Issue Date or Incurred in compliance with this Indenture (including Indebtedness of the Company that refinances Indebtedness of any Project Company and Indebtedness of any Project Company that refinances Indebtedness of another Project Company) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that (i) if the Indebtedness being refinanced is contractually subordinated in right of payment to the Notes, the Refinancing Indebtedness shall be contractually subordinated in right of payment to the Notes to at least the same extent as the Indebtedness being refinanced, (ii) if the Indebtedness being refinanced is Non-Recourse Debt, such Refinancing Indebtedness shall be Non-Recourse Debt, (iii) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being refinanced or (b) after the Stated Maturity of the Notes, (iv) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced and (v) such Refinancing Indebtedness is in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium, swap breakage and defeasance costs) under the Indebtedness being refinanced; and provided, further, that (x) Refinancing Indebtedness shall not include Indebtedness of a Project Company that refinances Indebtedness of the Company;
(y) the provisions of clauses (iii) and (iv) above shall not be applicable with respect to any Refinancing Indebtedness that refinances Shareholder Loans; and (z) Refinancing Indebtedness that refinances Shareholder Loans of any Person other than the Company or any of its Subsidiaries shall be pari passu or subordinated to the Shareholder Loans being refinanced.

    "Restricted Designation Event" means the designation by the Board of Directors of the Company of any Existing Subsidiary or Existing Joint Venture to be an Unrestricted Company.

    "Restricted Joint Venture" means any Eligible Joint Venture of the Company that is not designated an Unrestricted Joint Venture by the Board of Directors.

    "Restricted Joint Venture Investment" means any Investment which is made by the Company or a Restricted Subsidiary in a Restricted Joint Venture; provided that (i) at the time such Investment is made, no Default or Event of Default shall have occurred and be continuing (or would result therefrom); (ii) the aggregate Investment in one or more Restricted Joint Ventures operating the same Facility does not exceed 15% of Consolidated Net Tangible Assets; provided that such restriction shall not apply to any Investment in (A) Yangcheng International Power Generating Company Ltd., or its successors and (B) Tianjin TEDA-AES Power Co. Ltd. or its successors, and provided, further, that such restriction shall not apply to a single additional Investment of up to $100 million in the event that the Company does not make either of the Investments described in clauses (A) and (B); and (iii) any encumbrance or restriction on the ability of the Person in which the Investment is made to make the payments, distributions, loans, advances or transfers referred to in clauses (i) through
(iii) under Section 3.05 that would apply immediately following the making of the Investment could be created or permitted to exist pursuant to clause (d),
(g) or (h) under Section 3.05 or in the written opinion of the President or Chief Financial Officer of the Company (x) are not materially more restrictive, taken as a whole, than encumbrances and restrictions customarily accepted (or, in the absence of any industry custom, reasonably acceptable) in substantially non-recourse project financings and (y) apply only to the assets of the Person in whom the Investment is made, the Capital Stock of such Person (or any other Person that, directly or indirectly owns such Capital Stock as its sole assets) and the income and proceeds therefrom.

    "Restricted Subsidiary" means any Subsidiary of the Company that is not designated an Unrestricted Subsidiary by the Board of Directors.

    "S&P" means Standard and Poor's Corporation and its successors.

    "Securities Act" means the Securities Act of 1933, as amended from time to time.

    "Security Agreement" means the security agreement dated as of the date hereof among the Company, the Trustee and the Collateral Agent.

    "Services Agreement" means the Services Agreement dated as of December 29, 1993 between the Company and AES.

    "Shareholder Loan" means Indebtedness of a Project Company that is payable to a holder of Equity Interests in such Project Company.

    "Special Proceeds Event" means (i) any Asset Sale of the assets, property or Capital Stock of any Existing Subsidiary or Existing Joint Venture (or any other Person that, directly or indirectly, owns such Capital Stock as its sole assets), (ii) any Designated Financing or (iii) any Restricted Designation Event.

    "Special Proceeds" means, with respect to any Special Proceeds Event, the Net Available Cash from such Special Proceeds Event; provided that the Net Available Cash from a Special Proceeds Event relating to an Existing Subsidiary shall not constitute Special Proceeds if and to the extent that: (A) the aggregate amount of Net Available Cash from all Special Proceeds Events excluded from the definition of Special Proceeds under this proviso after the Issue Date does not exceed $30 million; (B) at the date of such Special Proceeds Event, the Fixed Charge Coverage Ratio is greater than 2.25:1.0; and
(C) with respect to any Asset Sale, the Facilities owned by each of the Existing Subsidiaries and each of the Existing Joint Ventures have commenced commercial operation; and provided further, that the Net Available Cash from any Special Proceeds Event relating to an Existing Joint Venture shall not constitute Special Proceeds if and to the extent that (A) at the date thereof, the Fixed Charge Coverage Ratio is greater than 2.25:1.0 and (B) with respect to any Asset Sale, the Facilities owned by each of the Existing Subsidiaries and each of the Existing Joint Ventures have commenced commercial operation.

    "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the principal is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency).

    "Subordinated Indebtedness" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is contractually subordinated or junior in right of payment to the Notes or any other Indebtedness of the Company.

    "Subsidiary" means, as applied to any Person, any corporation or other entity of which a majority of the outstanding Voting Shares is, at the time, directly or indirectly, owned by such Person.

    "tax" means any tax, duty, levy, impost, assessment or other governmental charge of a similar nature (including penalties, interest and any other liabilities related thereto.

    "Taxing Authority" means any government or political subdivision or territory or possession of any government or any authority or agency therein or thereof having power to tax.

    "TIA" means the Trust Indenture Act of 1939 (15 U.S. Code Section Section 77aaa-77bbbb) as in effect on the date first above written.

    "Trustee" means the party named as such above until a successor replaced it and thereafter means the successor.

    "Trust Officer" means any officer of the Trustee within its Corporate Trust and Agency Group assigned by the Trustee to administer its corporate trust matters or to whom any corporate trust matter is referred because of that officer's knowledge of and familiarity with the particular subject.

    "Uniform Commercial Code" means the New York Uniform Commercial Code as in effect from time to time.

    "Unrelated Business" means any business other than the Line of Business.

    "Unrestricted Companies" means the Unrestricted Subsidiaries and Unrestricted Joint Ventures and "Unrestricted Company" means any of them.

    "Unrestricted Joint Venture" means: (i) any Eligible Joint Venture that at the time of determination shall be designated an Unrestricted Joint Venture by the Board of Directors in the manner provided below; (ii) any Joint Venture of an Unrestricted Subsidiary; or (iii) any Joint Venture of the Company that is not an Eligible Joint Venture. The Board of Directors may designate any Eligible Joint Venture (including any newly acquired or newly formed Eligible Joint Venture) to be an Unrestricted Joint Venture unless such Eligible Joint Venture owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Restricted Joint Venture; provided, that either
(A) the Eligible Joint Venture to be so designated has total assets of $1,000 or less or (B) if such Eligible Joint Venture has assets greater than $1,000, that such designation would be an investment permitted pursuant to the provisions under Section 3.03. The Board of Directors may designate any Unrestricted Joint Venture to be a Restricted Joint Venture; provided, however, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness pursuant to Subsection 3.04(a) and no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions; provided, however, that the failure to so file such resolution and/or Officers' Certificate with the Trustee shall not impair or affect the validity of such designation.

    "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Project Company that is not a Subsidiary or Joint Venture of the Subsidiary to be so designated; provided, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, that such designation would be permitted pursuant to Section 3.03. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided, however, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness pursuant to Section 3.04(a) and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions; provided, however, that the failure to so file such resolution and/or Officers' Certificate with the Trustee shall not impair or affect the validity of such designation.

    "U.S. Government Obligations" means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America which, in either case under clauses (i) or (ii) are not callable or redeemable before the maturity thereof.

    "Voting Shares," with respect to any Person, means the Capital Stock having the general voting power under ordinary circumstances to vote on the election of the members of the board of directors or other governing body of such Person (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency) and, with respect to the

Company, shall include the Class A Common Stock and the Class B Common Stock and any other Voting Shares of the Company.

    "Wholly Owned Subsidiary" means a Subsidiary (other than an Unrestricted Subsidiary) all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

    SECTION 1.02.  Other Definitions.

Term                                                                                                   Defined in Section
----                                                                                                   ------------------
"Additional Amounts"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.06
"Change of Control Offer" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.08
"Change of Control Purchase Date" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.08
"Event of Default"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.01
"Excess Proceeds" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.12(b)
"Excess Proceeds Offer" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.12(b)
"Global Note" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.01
"Intermediate Holding Company"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.20
"Notice of Default" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5.01
"Offer" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.12(d)
"Offer Amount"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.12(d)
"Paying Agent"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.03
"Purchase Date" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.12(d)
"Registrar" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.03
"Restricted Payment"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.03(a)
"Successor Corporation" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.01
"Special Proceeds Offer"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.12(d)

    SECTION 1.03.  Incorporation by Reference of Trust Indenture Act.

    Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

    The following TIA terms used in this Indenture have the following meanings:

    "indenture securities" means the Notes;

    "indenture security holder" means a Holder or Noteholder;

    "indenture to be qualified" means this Indenture;

    "indenture trustee" or "institutional trustee" means the Trustee; and

    "obligor" on the indenture securities means the Company. All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by Commission rule under the TIA have the meanings assigned to them.

    SECTION 1.04.  Rules of Construction.

    Unless the context otherwise requires:

    (a)   a term has the meaning assigned to it;

    (b) "generally accepted accounting principles" means, and any accounting term not otherwise defined has the meaning assigned to it and shall be construed in accordance with, GAAP;

    (c)   "or" is not exclusive

    (d) words in the singular include the plural, and in the plural include the singular;

    (e)   provisions apply to successive events and transactions;

    (f)   "including" means including, without limitation;

    (g) unsecured debt shall not be deemed to be subordinate or junior to secured debt merely by virtue of its nature as unsecured debt;

    (h) the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with generally accepted accounting principles and accretion of principal on such security shall be deemed to be the Incurrence of Indebtedness; and

    (i) the principal amount (if any) of any Preferred Stock shall be the greatest of (i) the stated value, (ii) the redemption price or (iii) the liquidation preference of such Preferred Stock.

                                   ARTICLE 2
                                   THE NOTES
    SECTION 2.01.  Form and Dating.

    The Notes and the Trustee's certificate of authentication, shall be substantially in the form of Exhibit A annexed hereto, which is part of this Indenture. The Notes may have notation, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication.

    The terms and provisions contained in the form of Note annexed hereto as Exhibit A shall constitute, and are expressly made, a part of this Indenture. To the extent applicable, the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.

    The Notes shall be issued initially in the form of a single permanent global note in fully registered form without interest coupons substantially in the form of Exhibit A with such legends as may be applicable thereto, only in denominations of $1,000 and integral multiples thereof (the "Global Note"), deposited with the Trustee as custodian for the Depositary and registered in the name of Cede & Co., as nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The Global Note shall bear such legend as may be required or reasonably requested by the Depositary.

    The definitive Notes shall be typed, printed, lithographed or engraved or produced by any combination of these methods or may be produced in any other manner permitted by the rules of any securities exchange on which the Notes may be listed, all as determined by the officers executing such Notes, as evidenced by their execution of such Notes.

    SECTION 2.02.  Execution and Authentication.

    Two Authorized Officers shall sign the Notes for the Company by manual or facsimile signature. [The Company's seal shall be reproduced on the Notes.]

    If an Authorized Officer whose signature is on a Note no longer holds that office at the time the Note is authenticated, the Note shall nevertheless be valid.

    A Note shall not be valid until authenticated by the manual signature of an authorized signatory of the Trustee. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

    The Trustee shall authenticate Notes for original issue up to the aggregate principal amount stated in paragraph 1 of Exhibit A upon a written order of the Company signed by two Authorized Officers (except as otherwise provided in Section 2.07). Such order shall specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated. The aggregate principal amount of Notes outstanding at any time may not exceed that amount except as provided in Section 2.07.

    The Trustee shall initially act as authenticating agent and may subsequently appoint another Person acceptable to the Company as authenticating agent to authenticate Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with the Company or an Affiliate of the Company. Provided that the authenticating agent has entered into an agreement with the Company concerning authentication agent's duties, the Trustee shall not be liable for any act or any failure of the authenticating agent to perform any duty either required herein or authorized herein to be performed by such person in accordance with this Indenture.

    Typographical and other minor errors or defects in any such reproduction of the seal or any such signature shall not affect the validity or enforceability of any Note which has been duly authenticated and delivered by the Trustee.

    SECTION 2.03.  Registrar and Paying Agent.

    The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange ("Registrar") and an office or agency where Notes may be presented for payment ("Paying Agent"). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term "Paying Agent" includes any additional paying agent and the term "Registrar" includes any co-registrar.

    The Company shall enter into an appropriate agency agreement with any Registrar, Paying Agent or co-registrar not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall promptly notify the Trustee of the name and address of any such agent and change in the address of such agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section
6.07. The Company or any Subsidiary or Affiliate of the Company may act as Paying Agent, Registrar, co-registrar or transfer agent.

    The Company initially appoints the Trustee as Registrar and Paying Agent.

    SECTION 2.04.  Paying Agent to Hold Money in Trust.

    On or prior to 11:00 a.m., eastern standard time, on each due date of the principal and interest on any Note (including any redemption date fixed under the terms of such Note or this Indenture) the Company shall deposit with the Paying Agent a sum of money, in immediately available funds, sufficient to pay such principal and interest in funds available when such becomes due. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent shall hold in trust for the benefit of Noteholders or the Trustee all money held by the Paying Agent for the payment of principal of or interest on the Notes (whether such money has been paid to it by the Company or any other obligor on the Notes) and shall notify the Trustee of any default by the Company (or any other obligor on the Notes) in making any such payment. If the Company or a Subsidiary or an affiliate of the Company acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund for the benefit of the Noteholders. If the Company defaults in its obligation to deposit funds for the payment of principal and interest the Trustee may, during the continuation of such default, require a Paying Agent to pay all money held by it to the Trustee.
The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by it. Upon doing so, the Paying Agent (other than the Company or a Subsidiary or Affiliate of the Company) shall have no further liability for the money delivered to the Trustee.

    SECTION 2.05.  Noteholder Lists.

    The Trustee shall preserve in as current a form as reasonably practicable the most recent list available to it of the names and addresses of Noteholders. If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Noteholders and the Company shall otherwise comply with TIA Section 312(a).

    SECTION 2.06.  Transfer and Exchange; Definitive Note.

    (a) The Notes shall be transferable only upon the surrender of a Note for registration of transfer. When a Note is presented to the Registrar or a co-registrar with a request to register a transfer, the Registrar shall register the transfer as requested if the requirements of Section 8-401(1) of the Uniform Commercial Code are met (and the Registrar shall be entitled to assume such requirements have been met unless it receives written notice to the contrary) and, if so required by the Trustee or the Company, if the Note presented is accompanied by a written instrument of transfer in form satisfactory to the Trustee and the Company, duly executed by the registered owner or by his or her attorney duly authorized in writing. When Notes are presented to the Registrar or a co-registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the same requirements are met. To permit registration of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Notes at the Registrar's or co-registrar's request. No service charge shall be made for any registration of transfer or exchange of the Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange pursuant to Section 2.10 or 8.05 of this Indenture). The Company shall not be required to make and the Registrar need not register transfers or exchanges of Notes selected for redemption (except, in the case of Notes to be redeemed in part, the portion thereof not to be redeemed) or for a period of 15 days before a selection of Notes to be redeemed or 15 days before an interest payment date.

    (b) Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agent, the Registrar or any co-registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent, the Registrar or any co-registrar shall be affected by notice to the contrary.

    (c) Notwithstanding any other provisions of this Section 2.06, unless and until it is exchanged in whole or in part for Notes in definitive registered form, the Global Note representing all or a portion of the Notes may not be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

    (d) If the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the Global Notes or if at any time the Depositary shall no longer be registered under the next sentence of this paragraph, the Company shall appoint a successor Depositary with respect to the Notes. Each Depositary appointed pursuant to this Section 2.06 must, at the time of its appointment and at all times while it serves as Depositary, be a clearing agency registered under the Exchange Act and any other applicable statute or regulation. The Company will execute, and the Trustee will authenticate and deliver upon a written order of the Company signed by two Authorized Officers, Notes in definitive registered form in any authorized denominations representing such Notes in exchange for the Global Note if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the Global Note or if at any time the Depositary ceases to be a clearing agency registered under the Exchange

Act at any time when it is required to be and, in either case, a successor Depositary for the Notes is not appointed by the Company within 90 days after the Company receives such notice or becomes aware that the Depositary is no longer so registered, (ii) the Company determines in accordance with the next paragraph of this subsection (d) that the Global Note shall be exchanged or exchangeable for Notes in definitive registered form or (iii) an Event of Default has occurred and is continuing.

    The Company may at any time and in its sole discretion determine that the Notes shall no longer be represented by the Global Note. In such event the Company will execute, and the Trustee will authenticate and deliver upon a written order of the Company signed by two Authorized Officers, Notes in definitive registered form in any authorized denominations representing such Notes in exchange for such Global Note.

    (e) Upon the exchange of the Global Note for Notes in definitive registered form without coupons, in authorized denominations, such Global Note shall be canceled by the Trustee. Notes in definitive registered form issued in exchange for the Global Note pursuant to this Section 2.06 shall be registered in such names and in such authorized denominations as the Depositary for the Global Note pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee. The Trustee shall deliver such Notes to or as directed by the Persons in whose names such Notes are so registered.

    All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture will evidence the same debt and will be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

    SECTION 2.07.  Replacement Notes.

    If a mutilated security is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken and the Holder furnishes to the Company and the Trustee evidence to their satisfaction of such loss, destruction or wrongful taking, the Company shall issue and the Trustee shall, in the absence of notice to the Company or the Trustee that such Note has been acquired by a bona fide purchaser, authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met (and the Registrar shall be entitled to assume such requirements have been met unless it receives written notice to the contrary) and if there is delivered to the Company and the Trustee such security or indemnity as may be required to save each of them harmless, satisfactory to the Company or the Trustee, as the case may be. The Company and the Trustee may charge the Holder for their expenses in replacing a Note.

  Every replacement Note is an additional obligation of the Company and shall be entitled to the benefits of (but shall be subject to all the limitations of rights set forth in) this Indenture.

    SECTION 2.08.  Outstanding Notes.

    The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, and those described in this section as not outstanding.

    If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee and the Company receive proof satisfactory to them that the replaced Note is held by a bona fide purchaser.

    If all the principal and interest on any Notes are considered paid under
Section 3.01, such Notes cease to be outstanding under this Indenture and interest on such Notes shall cease to accrue.

    If the Paying Agent (other than the Company or a Subsidiary or an Affiliate of the Company) holds in accordance with this Indenture on a redemption date or maturity date money sufficient to pay all principal and interest due on that date then on and after that date such Notes cease to be outstanding and interest on them ceases to accrue (unless there shall be a default in such payment).

    If a Note is called for redemption, the Company and the Trustee need not treat the Note as outstanding in determining whether Holders of the required principal amount of Notes have concurred in any direction, waiver or consent.

    Subject to Section 2.09, a Note does not cease to be outstanding because the Company or an Affiliate thereof holds the Note.

    SECTION 2.09.  Determination of Holders' Action.

    In determining whether the Holders of the required principal amount of Notes have concurred in any direction, amendment, waiver or consent, Notes owned by or pledged to the Company, any other obligor upon the Notes or any Affiliate of the Company, or such other obligor shall be disregarded and deemed not to be outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which the Trustee knows are so owned or pledged shall be so disregarded.

    SECTION 2.10.  Temporary Notes.

    Until definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee, upon the written order of the Company signed by two Authorized Officers, shall authenticate definitive Notes in exchange for temporary Notes. Until such exchange, temporary Notes shall be entitled to the same rights, benefits and privileges as definitive Notes.

    SECTION 2.11.  Cancellation.

    The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and shall destroy the same or otherwise dispose of canceled Notes as the Company directors by written order signed by two Authorized Officers. The Company may not issue new Notes to replace Notes that it has paid or delivered to the Trustee for cancellation.

    SECTION 2.12.  Defaulted Interest.

    If the Company defaults in a payment of interest on the Notes, it shall pay defaulted interest, plus any interest payable on the defaulted interest to the extent permitted by law, in any lawful manner. The Company may pay the defaulted interest to the Persons who are Noteholders on a subsequent special record date which date shall be at least five Business Days prior to the payment date. The Company shall fix the special record date and payment date. At least 15 days before the special record date, the Company (or the Trustee, in the name of and at the expense of the Company) shall mail to Noteholders a notice that states the special record date, payment date and amount of interest to be paid.

                                   ARTICLE 3
                                   COVENANTS

    SECTION 3.01.  Payment of Notes.

    (a) The Company shall pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes. The Company shall pay interest on overdue principal at the rate borne by the Notes; it shall pay interest on overdue installments of interest at the rate borne by the Notes to the extent lawful. Principal and interest shall be considered paid on the date due (including a redemption date) if the Trustee or the Paying Agent (other than the Company or a Subsidiary or an Affiliate of the Company) has received from or on behalf of the Company on or prior to 11:00 a.m., eastern standard time, on that date, in immediately available funds, money sufficient to pay all principal and interest then due.

    (b) At least five Business Days prior to the first interest payment date and, if there has been any change with respect to the matters set forth in the below-mentioned certificate, at least five Business Days prior to each interest payment date thereafter, the Company shall furnish the Trustee with an Officers' Certificate instructing the Trustee as to any circumstances in which payments of principal of or interest on the Notes due on such date shall be subject to deduction or withholding for or on account of any taxes described in
Section 3.06 and the rate of any such deduction or withholding. If any such deduction or withholding shall be required and if the Company therefore becomes liable to pay Additional Amounts, if any, pursuant to Section 3.06, then, at least five Business Days prior to each interest payment date, the Company will furnish the Trustee with a certificate which specifies the amount required to be withheld on such payment to Holders of the Notes and the Additional Amounts, if any, due to Holders of the Notes, and will pay to the Trustee such Additional Amounts, if any, as shall be required to be paid to such Holders.

    SECTION 3.02.  Maintenance of Office or Agency.

    The Company shall maintain in the Borough of Manhattan, the City of New York, an office or agency where Notes may be surrendered for registration of transfer or exchange or for presentation for payment and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the address of the Trustee set forth in Section 11.02 of this Indenture.

    The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York, for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

    The Company hereby initially designates the office of Bankers Trust Company in the Borough of Manhattan, the City of New York, as such office of the Company in accordance with Section 2.03.

    SECTION 3.03.  Limitation on Restricted Payments.

    (a) So long as any of the Notes are outstanding, the Company shall not, and shall not permit any Project Company to, directly or indirectly, (i) declare or pay (either in cash or property) any dividend on or make any distribution or similar payment of any sort in respect of its Equity Interests (including any payment in connection with any merger or consolidation involving the Company) to the direct or indirect holders of its Equity Interests (other than dividends or distributions payable solely in its Non-Convertible Capital Stock or rights to acquire its Non-Convertible Capital Stock and dividends or distributions by a Project Company that are paid to the Company or a Wholly Owned Subsidiary and to the other holders of Equity Interests in such Project Company (A) in accordance with the joint venture contract, articles of association or other constituent document governing such Project Company or (B) as permitted by applicable law), (ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company or AES, or, with respect to the Company, exercise any option to exchange any Equity Interests that by their terms are exchangeable solely at the option of the Company (other than into Capital Stock of the Company which is neither Exchangeable Stock nor Redeemable Stock), (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity or scheduled repayment thereof or scheduled sinking fund payment thereon, any Subordinated Indebtedness or (iv) make any Investment, other than a Permitted Investment (each such payment described in clauses (i)-(iv) of this paragraph, a "Restricted Payment"), unless at the time of and after giving effect to the proposed Restricted Payment:

    (1) no Default or Event of Default shall have occurred and be continuing (or would result therefrom);

    (2) the Company would be permitted to Incur an additional $1.00 of Indebtedness pursuant to the provisions of Section 3.04(a); and

    (3) the aggregate amount of all such Restricted Payments subsequent to the Issue Date shall not exceed the sum of

                     (A) 50% of aggregate Consolidated Net Income accrued during the period (treated as one accounting period) from December 1, 1996 to the end of the most recent fiscal quarter for which financial statements are available (or if such Consolidated Net Income is a deficit, minus 100% of such deficit);

                             (B) the aggregate Net Cash Proceeds received by the Company after the Issue Date from the sale of Equity Interests (other than Redeemable Stock or Exchangeable Stock) of the Company to any person other than the Company, any of its Subsidiaries or an employee stock ownership plan;

                             (C) the amount by which the principal amount of, and any accrued interest on, Indebtedness of the Company or its Restricted Subsidiaries (other than Shareholder Loans) is reduced on the Company's Consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary) subsequent to the Issue Date of any Indebtedness of the Company or any Restricted Subsidiary converted or exchanged for Capital Stock (other than Redeemable Stock or Exchangeable Stock) of the Company (less the amount of any cash, or the value of any other property, distributed by the Company or any such Restricted Subsidiary upon such conversion or exchange); and

                             (D) an amount equal to the net reduction in Investments after the Issue Date in Unrestricted Companies resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Project Company from Unrestricted Companies or from redesignations of Unrestricted Companies as Project Companies (valued in each case as provided in the definition of "Investments"), not to exceed in the case of any Unrestricted Company the amount of Investments previously made by the Company or any Project Company in such Unrestricted Company.

             (b)   The failure to satisfy the conditions set forth in clauses
(2) and (3) of Subsection 3.03(a) shall not prohibit any of the following as long as the condition set forth in clause (1) of Subsection 3.03(a) is satisfied (except as set forth below):

                     (i) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with Subsection 3.03(a); provided that, solely for purposes of this clause (i), it shall not be necessary to satisfy the condition set forth in clause (1) of Subsection 3.03(a) at the date of payment if such clause is satisfied at the date of declaration;

                     (ii) any purchase, redemption, defeasance, or other acquisition or retirement for value of Capital Stock of the Company or Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Redeemable Stock or Exchangeable Stock and other than stock issued or sold to a Subsidiary or to an employee stock ownership plan), provided, that such purchase, redemption, defeasance or other acquisition or retirement shall not be included in the calculation of Restricted Payments made for purposes of clause (3) of Subsection 3.03(a) and provided, further, that the Net Cash Proceeds from such sale shall be excluded from sub-clause B of clause (3) of Subsection 3.03(a);

                     (iii) any purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of for cash (other than to a Subsidiary), new Indebtedness of the Company, provided, however, that (A) such new Indebtedness shall be contractually subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being so redeemed, repurchased, defeased, acquired or retired, (B) such new Indebtedness has a Stated Maturity either
             (1) no earlier than the Stated Maturity of the Indebtedness redeemed, repurchased, defeased, acquired or retired or (2) after the Stated Maturity of the Notes and (C) such Indebtedness has an Average Life equal to or greater than the Average Life of the Indebtedness redeemed, repurchased, defeased, acquired or retired, and provided further, that such purchase, redemption, defeasance or other acquisition or retirement shall not be included in the calculation of Restricted Payments made for purposes of clause (3) of Subsection 3.03(a); and

                     (iv) any purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness upon a Change of Control or an Asset Sale to the extent required by this Indenture or other agreement pursuant to which such Subordinated Indebtedness was issued, but only if (A) in the case of a Change of Control, the Company has made an offer to repurchase the Notes as described under Section 3.08 or (B) in the case of an Asset Sale, the Company or the applicable Project Company, as the case may be, has applied the Net Available Cash from such Asset Sale in accordance with the provisions of Section 3.12; and

                     (v) Restricted Payments not otherwise permitted by the foregoing provisions in an aggregate amount not in excess of $10 million.

             SECTION 3.04.  Limitation on Incurrence of Indebtedness.

             (a) The Company shall not, and shall not permit any Project Company to, directly or indirectly, Incur any Indebtedness, except that the Company may Incur Indebtedness if, after giving effect thereto, the Fixed Charge Coverage Ratio would be greater than (i) 1.75:1.0 through November 30, 1998, (ii) 2.00:1.0 from December 1,

1998 through November 30, 2001, and (iii) 2.25:1.0 thereafter.

    (b) Notwithstanding the foregoing, this section shall not limit the ability of the Company or any Project Company to Incur the following
Indebtedness:

             (i)     Indebtedness under the Notes and this Indenture;

             (ii)    Refinancing Indebtedness;

             (iii) Indebtedness of the Company which is owned to and held by a Wholly Owned Subsidiary and Indebtedness of a Project Company which is owed to and held by the Company or a Wholly Owned Subsidiary, provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any transfer of such Indebtedness (other than to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the Company or by a Project Company, as the case may be;

             (iv)    Acquired Indebtedness that is Non-Recourse Debt;

             (v) Indebtedness of the Company or a Project Company outstanding on the Issue Date;

             (vi) Indebtedness under any Currency Agreement or Interest Rate Agreement in each case entered into in the ordinary course of the financial management of the Company and the Project Companies and not for speculative purposes; provided that, in the case of any Currency Agreement, such Currency Agreement does not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

             (vii) Indebtedness incurred in connection with a purchase of the Notes as required in connection with a Change of Control Triggering Event; provided that the aggregate principal amount of such indebtedness does not exceed 101% of the aggregate principal amount of the Notes purchased pursuant to such Change of Control Triggering Event (plus the amount of reasonable fees and expenses, including underwriting discounts and commissions, incurred by the Company in connection with obtaining such Indebtedness) and that such Indebtedness does not mature prior to the Stated Maturity of the Notes so purchased;

             (viii) Indebtedness referred to in clause (viii) of the definition of Permitted Investments;

             (ix) Non-Recourse Debt of a Project Company (other than any Existing Subsidiary), the proceeds of which are used to acquire, develop, improve, construct or provide working capital for a Facility of such Project Company;

             (x) Shareholder Loans to the extent that the aggregate principal amount of Shareholder Loans of a Project Company is not greater than an amount equal to the principal amount of Shareholder Loans of such Project Company payable to the Company or a Wholly Owned Subsidiary divided by the Company's percentage ownership of the Capital Stock of such Project Company;

             (xi) Non-Recourse Debt of any Existing Subsidiary Incurred to pay for construction cost overruns; provided that the aggregate principal amount of all such Non-Recourse Debt incurred under this clause (xi) shall not exceed $15 million;

             (xii) Non-Recourse Debt of any Existing Subsidiary Incurred to provide for working capital; provided that the aggregate principal amount outstanding at any time of all such Non-Recourse Debt under this clause
    (xii) shall not exceed $10 million; and

             (xiii) other Indebtedness Incurred by the Company or any Project Company (other than an Existing Subsidiary) in an aggregate principal amount outstanding at any time of not more than 5% of Consolidated Net Worth.

    (c) Notwithstanding Sections 3.04(a) and (b), the Company shall not Incur any Indebtedness if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Indebtedness unless such repayment, prepayment, redemption, defeasance, retirement, refunding or refinancing is not prohibited by Section 3.03 or unless such Indebtedness shall be contractually subordinated to the Notes at least to the same extent as such Subordinated Indebtedness.

    SECTION 3.05.  Limitation on Payment Restrictions Affecting Project
Companies.

    The Company shall not, and shall not permit any Project Company to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Project Company to (i) pay dividends to or make any other distributions on its Capital Stock, or pay any Indebtedness or other obligations owed to the Company or any other Project Company, (ii) make any loans or advances to the Company or any Project Company or (iii) transfer any of its property or assets to the Company or any other Project Company; provided, however, that the foregoing shall not apply to:

         (a) any encumbrance or restriction existing pursuant to this Indenture or any other agreement or instrument as in effect or entered into on the Issue Date;

         (b) any encumbrance or restriction with respect to any Person or the assets of such Person acquired by the Company or any Project Company and existing at the time of such acquisition; provided, however, that such encumbrance or restriction was not Incurred in connection with or in contemplation of such Project Company becoming a Project Company;

         (c) any encumbrance or restriction pursuant to an agreement effecting a refinancing of Indebtedness referred to in clause (a) or (b) above or contained in any amendment or modification with respect to such Indebtedness; provided, however, that the encumbrances and restrictions contained in any such agreement, amendment or modification are no less favorable in any material respect with respect to the matters referred to in clauses (i), (ii) and (iii) above than the encumbrances and restrictions with respect to the Indebtedness being refinanced, amended or modified;

         (d) in the case of clause (iii) above, customary non-assignment provisions of (A) any leases governing a leasehold interest or (B) any supply, license or other agreement entered into in the ordinary course of business of the Company or any Project Company;

         (e) any restrictions with respect to a Project Company imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Project Company pending the closing of such sale or disposition;

         (f) any encumbrances or restrictions imposed pursuant to the terms of Non-Recourse Debt incurred pursuant to Section 3.04(b)(ix), provided that such encumbrances or restrictions, in the written opinion of the President or Chief Financial Officer of the Company, (x) are required in order to obtain such financing, (y) are not materially more restrictive, taken as a whole, than encumbrances and restrictions customarily accepted (or, in the absence of any industry custom, reasonably acceptable), in substantially non-recourse project financings and (z) apply only to the assets of the Project Company that has Incurred such Non-Recourse Debt, the Capital Stock of such Person (or any other Person that, directly or indirectly, owns such Capital Stock as its sole assets) and the income and proceeds therefrom;

         (g) any encumbrance or restriction existing by reason of applicable law; and

         (h) any restriction under a joint venture, shareholders' or similar agreement to pay dividends or make other distributions, so long as there is a contemporaneous agreement providing for the payment of dividends or the making of distributions according to a schedule or calculation notwithstanding such restriction.

    Nothing contained in this Section 3.05 shall prevent the Company or any Project Company from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in Section 3.07 or (2) restricting the sale or other disposition of property or assets of the Company or any Project Company that secure Indebtedness.

    SECTION 3.06.  Payment of Additional Amounts.

    All payments of principal and interest in respect of each Note shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within Bermuda or any other jurisdiction in which the Company is organized or any authority therein or thereof having power to tax or from which any payment is made with respect to the Notes, unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction in respect of principal or interest is so required, the Company shall pay such additional amounts ("Additional Amounts") as will result in receipt by each Holder of any Note of such amounts as would have been received by such Holder or the beneficial owner with respect to such Note had no such withholding or deduction been required, except that no Additional Amounts shall be payable:

    (a)  for or on account of:

             (i) any tax, duty, assessment or other governmental charge that would not have been imposed but for

                     (A) the existence of any present or former connection between such Holder or the beneficial owner of such Note and Bermuda or such other jurisdiction in which the Company is organized, as the case may be, other than merely holding such Note, including, without limitation, such Holder or the beneficial owner of such Note being or having been a national, domiciliary or resident of or treated as a resident thereof or being or having been present or engaged in a trade or business therein or having or having had a permanent establishment therein;

                     (B) presentation of such Note (where presentation is required) more than thirty (30) days after the date on which the payment in respect of such Note became due and payable or provided for, whichever is later, except to the extent that such Holder would have been entitled to such Additional Amounts if it had presented such Note for payment on any day within such period of thirty (30) days; or

                     (C) the presentation of such Note for payment in Bermuda or any political subdivision thereof or therein, unless such Note could not have been presented for payment elsewhere;

             (ii) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

             (iii) any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure of such Holder or the beneficial owner of such Note to comply with a request by the Company addressed to such Holder (A) to provide information concerning the nationality, residence or identity of such Holder or such beneficial owner or (B) to make any declaration or other similar claim or satisfy any information or reporting requirement, which, in the case of (A) or (B), is required or imposed by a statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax, assessment or other governmental charge;

             (iv) any tax, duty, assessment or governmental charge which is payable other than by withholding or deduction from payments with respect to the Notes; or

             (v)     any combination of items (1), (2), (3) and (4);

    (b) with respect to any payment of the principal of or interest on such Note to such Holder (including a fiduciary or partnership) to the extent that the beneficial owner of such Note would not have been entitled to such Additional Amounts had it been the Holder of the Note.

     Whenever there is mentioned, in any context, the payment of principal or interest in respect of any Note or the net proceeds received on the sale or exchange of any Note, such mention shall be deemed to include the payment of Additional Amounts provided for in this Indenture to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to this Indenture.

    SECTION 3.07.  Limitation on Liens.

    The Company shall not, and shall not permit any Project Company to directly or indirectly, incur or permit to exist any Lien of any nature whatsoever on any of its properties (including, without limitation, Capital Stock), whether owned at the date of such Indenture or thereafter acquired, unless contemporaneously therewith or prior thereto the Notes are equally and ratably secured other than:

         (a) pledges or deposits made by such Person under workers' compensation, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for payment of Indebtedness) or leases to which such Person is a party, or deposits to secure statutory or regulatory obligations of such Person or deposits of cash or United States government bonds to secure surety, appeal or performance bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

         (b) Liens imposed by law such as carriers', warehousemen's and mechanics' Liens, in each case, arising in the ordinary course of business and with respect to amounts not yet due or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be diligently prosecuting appeal or other proceedings for review;

         (c) Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith and for which appropriate provision as shall be required in conformity with GAAP, if any, shall have been made;

         (d) Liens in favor of issuers or surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit may not constitute Indebtedness;

         (e) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness or other extensions of credit and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

         (f) Liens securing Indebtedness Incurred to finance the construction or purchase of, or repairs, improvements or additions to, property; provided, however, that the Lien may not extend to any other property owned by the Company or a Project Company and the Indebtedness secured by the Lien may not be issued more than 270 days after the later of the acquisitions, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

         (g)   Liens existing on the Issue Date;

         (h) Liens on property or shares of stock of a Person at the time such Person becomes a Project Company, provided, however, that any such Lien may not extend to any other property owned by the Company or any Project Company;

         (i) Liens on property at the time the Company or a Project Company acquires the property, including any acquisitions by means of a merger or consolidation with or into the Company or a Project Company; provided, however, that such Liens are not incurred in connection with, or in contemplation of, such merger or consolidation; and provided, further, that the Lien may not extend to any other property owned by the Company or any Project Company;

         (j) Liens securing Indebtedness or other obligations of a Project Company owing to the Company or a Wholly Owned Subsidiary;

         (k) Liens incurred by a Person other than the Company or a Project Company on assets that are the subject of a Capitalized Lease Obligation to which the Company or a Project Company is a party; provided, however, that any such Lien may not secure Indebtedness of the Company or Project Company (except by virtue of clause (viii) of the definition of "Indebtedness") and may not extend to any other property owned by the Company or any Project Company;

         (l) Liens Incurred by a Project Company to secure Non-Recourse Debt Incurred pursuant to paragraphs (ix), (xi) or (xii) of Section 3.04(b), provided that such Liens (x) are required in order to obtain such financing,
(y) are not materially more restrictive, taken as a whole, than Liens customarily accepted (or, in the absence of any industry custom, reasonably acceptable), in substantially non-recourse project financings and (z) apply only to the assets of the Person that has incurred such Non-Recourse Debt, the Capital Stock of such Person (or any other Person that, directly or indirectly, owns such Capital Stock as its sole assets) and the income and proceeds therefrom;

         (m) Liens not in respect of Indebtedness consisting of the interest of the lessor under any lease Incurred in the ordinary course of business and not otherwise prohibited by this Indenture;

         (n) Liens which constitute banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with any bank or other financial institution, whether arising by operation of law or pursuant to contract;

         (o)   Liens Incurred pursuant to the Security Agreement; and

         (p) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (f), (g), (h) and (i), provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and (y) the Indebtedness secured by such Lien at such time is not increased (other than by an amount necessary to pay fees and expenses, including premiums, related to the refinancing, refunding, extension, renewal or replacement of such Indebtedness).

    SECTION 3.08.  Change of Control.

    In the event of a Change of Control Triggering Event, the Company shall make an offer to purchase (the "Change of Control Offer") the Notes then outstanding at a purchase price of not less than 101% of the principal amount (excluding any premium) thereof plus accrued and unpaid interest to the Change of Control Purchase Date (as defined below) on the terms set forth in this section. The date on which the Company shall purchase the Notes pursuant to this section (the "Change of Control Purchase Date") shall be no earlier than 30 days, nor later than 60 days, after the notice referred to below is mailed, unless a longer period shall be required by law. The Company shall notify the Trustee in writing promptly after any Change of Control Triggering Event of the Company's obligation to offer to purchase all of the Notes.

    Notice of a Change of Control Offer shall be mailed by the Company to the Holders of the Notes at their last registered address (with a copy to the Trustee and the Paying Agent) within thirty (30) days after a Change of Control Triggering Event has occurred. The Change of Control Offer shall remain open from the time of mailing until a date not more than five (5) Business Days before the Change of Control Purchase Date. The notice shall contain all instructions and materials necessary to enable such Holders to tender (in whole or in part) the Notes pursuant to the Change of Control Offer. The notice, which shall govern the terms of the Change of Control Offer, shall state:

    (a) that the Change of Control Offer is being made pursuant to this section;

    (b)   the purchase price and the Change of Control Purchase Date;

    (c) that any Note not surrendered or accepted for payment will continue to accrue interest;

    (d) that any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date;

    (e) that any Holder electing to have a Note purchased (in whole or in part) pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent at the address specified in the notice (or otherwise make effective delivery of the Note pursuant to book-entry procedures and the related rules of the applicable depositories) at least five (5) Business Days before the Change of Control Purchase Date; and

    (f) that any Holder will be entitled to withdraw his or her election if the Paying Agent receives, not later than three (3) Business Days prior to the Change of Control Purchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his or her election to have the Note purchased.

    On the Change of Control Purchase Date, the Company shall (i) accept for payment the Notes, or portions thereof, surrendered and properly tendered, and not withdrawn, pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent, no later than 11:00 a.m. eastern standard time, money, in immediately available funds, sufficient to pay the purchase price of all Notes or portions thereof so accepted and (iii) deliver to the Trustee, no later than 11:00 a.m. eastern standard time, Notes so accepted together with an Officers' Certificate stating that such Notes have been accepted for payment by the Company. The Paying Agent shall promptly mail or deliver to Holders of Notes so accepted payment in an amount equal to the purchase price. Holders whose Notes are purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

    The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this section. To the extent that the provisions of any securities laws or regulations conflict with provisions of this section, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this section by virtue thereof.

    SECTION 3.09.  Compliance Certificate.

    (a) The Company shall, within 120 days after the close of each fiscal year following the issuance of the Notes, file with the Trustee an Officer's Certificate, covering the period from the date of issuance of the Notes to the end of the fiscal year in which the Notes were issued, in the case of the first such certificate, and covering the preceding fiscal year in the case of each subsequent certificate, and stating whether or not, to the knowledge of each such executing Officer, the Company has complied with and performed and fulfilled all covenants on its part contained in this Indenture and is not in default in the performance or observance of any of the terms or provisions contained in this Indenture, and, if any such signer has obtained knowledge of any default by the

Company in the performance, observance or fulfillment of any such covenant, term or provision specifying each such default and the nature thereof. For the purpose of this Section 3.09, compliance shall be determined without regard to any grace period or requirement of notice provided pursuant to the terms of this Indenture.

    (b) The Officers' Certificate described in Section 3.11(b) shall also set forth (i) a calculation of the Fixed Charge Coverage Ratio as the last day of the preceding fiscal year and (ii) a calculation of the amount required to be maintained by the Company pursuant to Section 3.13 as of the last day of the preceding fiscal year, setting forth in each such case each component of the calculation thereof.

    SECTION 3.10.  Commission Reports.

    The Company shall deliver to the Trustee and to the Holders, within 30 days after the filing with the Commission, copies of the annual and quarterly reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. In the event the Company is at any time no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the Commission, it shall, for so long as the Notes remain outstanding, file with the Trustee and the Commission and mail to each Holder at such Holder's registered address, within 30 days after the Company would have been required to file such documents with the Commission, copies of the annual audited financial statements and quarterly unaudited financial statements, along in each case with a discussion and analysis thereof, all in the form the Company would have been required to file with the Commission if the Company had continued to be subject to such Section 13 or 15(d). The Company shall not be obligated to file any such reports with the Commission if the Commission does not permit such filings. The Company shall also be required to deliver, together with each annual and quarterly financial statements delivered pursuant to this paragraph, a calculation of the Fixed Charge Coverage Ratio as of the end of the period to which such financial statements relate. The Company also shall comply with the other provisions of TIA Section 314(a).

    SECTION 3.11.  Limitation on Transactions with Affiliates.

    The Company shall not, and shall not permit any Project Company to, directly or indirectly, enter into, permit to exist, renew or extend any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of any assets or property or the rendering of any services) with any Affiliate of the Company (other than a Project Company) unless (i) the terms of such transaction or series of related transactions are (A) no less favorable to the Company or such Project Company, as the case may be, than would be obtainable in a comparable transaction or series of related transactions in arm's-length dealings with an unrelated third party and (B) set forth in writing, if such transaction or series of related transactions involve aggregate payments or consideration in excess of $1,000,000, and (ii) with respect to a transaction or series of related transactions involving the sale, purchase, lease or exchange of property or assets having a value in excess of $5,000,000, such transaction or series of transactions has been approved by a majority of the disinterested members of the Board of Directors or, if there are no disinterested members of the Board of Directors, the Board of Directors shall have received a written opinion of a internationally recognized investment banking firm stating that such transaction or series of transactions is fair to the Company or such Project Company from a financial point of view.

    The foregoing provisions do not prohibit:

             (i) the payment of reasonable fees to directors of the Company and the Project Companies who are not employees of the Company or a Project Company;

             (ii) any transaction between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries not otherwise prohibited by the terms of this Indenture;

             (iii) the payment of any Restricted Payment which is expressly permitted to be paid pursuant to Section 3.03(b);

             (iv) any issuance of securities or other reasonable payments, awards or grants, in cash or otherwise, pursuant to, or the funding of, employment arrangements approved by the Board of Directors;

             (v) the grant of stock options or similar rights to employees and directors of the Company pursuant to plans approved by the Board of Directors;

             (vi) loans or advances to employees in the ordinary course of business;

             (vii) any repurchase, redemption or other retirement of Equity Interests of the Company held by employees of the Company or any of the Project Companies upon death, disability or termination of employment at a price not in excess of the fair market value thereof approved by the Board of Directors or other governing body of such Project Company;

             (viii) the extension, renewal, entry into or payment pursuant to any services agreement with AES that provides for the payment by the Company to AES of fees on terms that are not more advantageous to AES than as provided under the Services Agreement as in effect on the Issue Date; and

             (ix)    any agreement to do any of the foregoing.

    Any transaction which has been determined, in the written opinion of an independent internationally recognized investment banking firm, to be fair, from a financial point of view, to the Company or the applicable Project Company, shall be deemed to be in compliance with this section.

    SECTION 3.12.  Limitation on Sales of Assets and Refinancings.

    (a) The Company shall not, and shall not permit any Project Company to, consummate any Asset Sale other than to the Company or a Wholly Owned Subsidiary unless (i) the Company or such Project Company, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value, as determined in good faith by the Board of Directors, as evidenced by a Board Resolution, of the shares or assets disposed of pursuant to such Asset Sale, (ii) at least 75% of the consideration thereof received by the Company or such Project Company is in the form of cash or cash equivalents which are promptly converted into cash by the Person receiving such payment and
(iii) an amount equal to 100% of the Net Available Cash is applied by the Company (or such Project Company, as the case may be) as set forth herein.

    (b) To the extent that the fair market value (as determined in good faith by the Board of Directors, as evidence by a Board Resolution) of any asset, property or Capital Stock disposed of in any Asset Sale (other than an Asset Sale of the assets, property or Capital Stock of any Existing Subsidiary or Existing Joint Venture), together with the fair market value of all other assets, property, or Capital Stock sold, transferred or otherwise disposed of in such Asset Sales received during the twelve month period preceding the date of such Asset Sale, exceeds 5% of Consolidated Net Tangible Assets, then within three hundred sixty-five (365) days (such period being the "Application Period") following the consummation of an Asset Sale, the Company or such Project Company shall apply the Net Available Cash from such Asset Sale as follows: (i) to the extent the Company or such Project Company elects, to reinvest in Additional Assets (including by means of an investment in Additional Assets by a Project Company with Net Available Cash received by the Company or another Project Company or by means of an exchange of assets that achieves a similar effect); (ii) to the extent of the balance of such Net Available Cash after application in accordance with clause (i) and to the extent the Company or such Project Company elects (or is required by the terms of any Indebtedness or any Indebtedness of such Project Company), to prepay, repay or purchase Indebtedness of the Company (other than Notes or Subordinated Indebtedness) or

Indebtedness of any Project Company (other than Non-Recourse Debt, Indebtedness owed to the Company or an Affiliate of the Company or Preferred Stock); provided, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (ii) above, the Company or such Project Company shall retire such Indebtedness and cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; or (iii) to the extent of the balance of the Net Available Cash after application in accordance with the preceding clauses (i) and (ii) (the "Excess Proceeds"), the Company shall, within 30 days after the end of the Application Period, except as provided below, make an offer to purchase the Notes (an "Excess Proceeds Offer") at a purchase price of not less than 100% of the principal amount (excluding any premium) plus accrued and unpaid interest pursuant to and subject to the conditions set forth in this Indenture. To the extent that any Net Available Cash from any Asset Sale remains after an Excess Proceeds Offer, the Company or such Project Company may utilize such remaining Net Available Cash in any manner not otherwise prohibited by this Indenture.

    In the event of the transfer of substantially all (but not all) of the property and assets of the Company as an entirety to a Person in a transaction permitted under Article 4, the Successor Corporation shall be deemed to have sold the properties and assets of the Company not so transferred for purposes of this Section 3.12; and shall comply with the provisions of this Section 3.12 with respect to such deemed sale as if it were an Asset Sale.

    (c) The Company shall not be required to make an Excess Proceeds Offer if the amount of Excess Proceeds is less than $5,000,000 for any particular Asset Sale (which lesser amounts shall not be carried forward for purposes of determining whether an Excess Proceeds Offer is required with respect to the Net Available Cash from any subsequent Asset Sale).

    (d) (1) The Company shall, within 30 days after the occurrence of any Special Proceeds Event, cause all Special Proceeds with respect to such Special Proceeds Event to be deposited into the Special Proceeds Account held by the Collateral Agent and the Company shall, to the extent of the amounts on deposit in the Special Proceeds Account, except as provided below, make an offer to purchase the Notes (a "Special Proceeds Offer," and together with an Excess Proceeds Offer, an "Offer"), at a purchase price of not less than 101% of the principal amount (excluding any premium) plus accrued and unpaid interest pursuant to and subject to the conditions set forth in this Indenture. To the extent that any Special Proceeds remain after a Special Proceeds Offer, the Collateral Agent shall retain such amounts on deposit in the Special Proceeds Account in the form of cash or Dollar Permitted Investments. Under this Indenture, the Company shall not be required to make a Special Proceeds Offer unless the amount held by the Collateral Agent in the Special Proceeds Account is greater than $5,000,000.

    (2) The Company will make an Offer by mailing by first class mail to each Holder, with a copy to the Trustee, within 30 days after the end of the relevant Application Period or Special Proceeds Event, a written notice stating that the Holder may elect to have his Notes purchased by the Company either in whole or in part (subject to proration as hereinafter described in the event the Offer is oversubscribed) in integral multiples of $1,000 of principal amount, at the applicable purchase price. The notice shall specify a purchase date not less than 30 days, nor more than 60 days, after the date of such notice (the "Purchase Date") and shall contain the information required in a notice for a Change of Control Offer, to the extent applicable.


    (3) Not later than the date upon which written notice of an Offer is delivered to the Trustee as provided above, the Company shall deliver to the Trustee an Officers' Certificate as to (i) the amount of the Offer (the "Offer Amount") and (ii) (A) in the case of an Excess Proceeds Offer, the allocation pursuant to which such Offer is being made and the compliance of such allocation with the provisions of Section 3.12(a) or (B) in the case of a Special Proceeds Offer, the calculation of Special Proceeds arising from such Special Proceeds Event. On such date, the Company shall also deposit with the Collateral Agent, in the case of a Special Proceeds offer or with a Paying Agent (or, if the Company is acting as its own Paying Agent, segregate and hold in trust), in the case of an Excess Proceeds Offer funds in an amount equal to the Offer Amount to be held for payment in accordance with the provisions of this section and the Security Agreement. Upon the expiration of the period for which the Offer remains open (the "Offer Period"), the Company shall deliver, or cause to be delivered, to the Trustee the Notes or portions thereof which have been properly tendered to and are to be accepted by the Company. The Collateral Agent or the Paying Agent, as the case may be, shall promptly, and in any event within one (1) Business Day following the Purchase Date, mail or deliver payment to each tendering Holder in the amount of the purchase price. In the event that the aggregate purchase price of the Notes delivered, or caused to be delivered, by the Company to the Trustee is less than the Offer Amount, the Collateral Agent or the Paying Agent, as the case may be, shall deliver the excess to the Company immediately after the expiration of the Offer Period and the delivery to the Trustee of the Notes or portions thereof that have been properly tendered to and are to be accepted for payment by the Company.

    (4) Holders electing to have a Note purchased will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note duly completed, to the Company or the Paying Agent, as specified in, and at the address specified in, the notice at least ten (10) Business Days prior to the Purchase Date. Holders will be entitled to withdraw their election if the Trustee or the Paying Agent receives, not later than three Business Days prior to the Purchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his election to have such Note purchased. If at the expiration of the Offer Period the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Company shall elect the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, or integral multiples thereof, shall be purchased) and shall notify the Trustee of its selection in a writing signed by two Authorized Officers. Holders whose Notes are purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

    (e) At the time the Company delivers Notes to the Trustee which are to be accepted for purchase, the Company will also deliver an Officers' Certificate stating that such Notes are to be accepted by the Company pursuant to and in accordance with the terms of this section. A Note shall be deemed to have been accepted for purchase at the time the Collateral Agent or the Paying Agent, as the case may be, directly or through an agent, mails or delivers payment therefor to the surrendering Holder.

    (f) The Company shall comply to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and other securities laws or regulations in connection with the repurchase of Notes pursuant to this section. To the extent that the provisions of any securities laws or regulations conflict with provisions of this section, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this section by virtue thereof. If the Company is prohibited by applicable law from making the Offer or purchasing Notes thereunder, the Company need not make an Offer pursuant to this section for so long as such prohibition is in effect.

    SECTION 3.13.  Maintenance of Certain Cash Proceeds.

    At any time (x) prior to the later to occur of (i) the commencement of commercial operation of each of the Existing Joint Ventures and Existing Subsidiaries and (ii) January 1, 2000 or (y) at which the Fixed Charge Coverage Ratio is less than 2.0:1.0, the Company shall maintain (on an unconsolidated basis) cash and Permitted Investments of the type referred to in clauses (vi) and (vii) of the definition thereof (exclusive of any amounts held in the Debt Service Reserve Account or the Special Proceeds Account) in an amount equal to or greater than the Existing Project Company Net Cash Flow for the period from the Restricted Date to the date of determination. For purposes hereof, the "Restricted Date" means December 1, 1996 or, if the Fixed Charge Coverage Ratio shall at any time have been equal to or greater than 2.0:1.0, then the most recent date on which the Fixed Charge Coverage Ratio shall have decreased to below 2.0:1.0.

    SECTION 3.14.  Payment of Stamp Duty and Other Taxes.

    The Company will pay any present or future stamp, court or documentary taxes, or any other excise or property taxes, charges or similar levies which arise under the laws of Bermuda from the execution, delivery or registration of the Notes or any other document or instrument referred to herein.

    SECTION 3.15.  Payment of Taxes and Other Claims.

    The Company shall pay or discharge, or cause to be paid or discharged, before any material penalty accrues thereon all material taxes, assessments and governmental charges levied or imposed upon the Company or any Restricted Subsidiary or upon the income, profits or property of the Company or any Restricted Subsidiary; provided, however, that the Company shall not be required to pay or discharge, or cause to be paid or discharged, any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves, if the same shall be required in accordance with GAAP, have been made.

    SECTION 3.16.  Notice of Defaults and Other Events.

    In the event that any Indebtedness of the Company or any Project Company having an outstanding principal amount in excess of $5,000,000 (or its foreign currency equivalent) individually or in the aggregate has been or could be declared due and payable before its maturity because of the occurrence of any event of default under such Indebtedness (including any Default under this Indenture), the Company, promptly after it becomes aware thereof, will give written notice thereof to the Trustee.

    SECTION 3.17.  Maintenance of Insurance.

    The Company shall cause each Project Company to maintain insurance policies covering such risks, in such amounts and with such terms as are normally carried by similarly situated foreign invested companies engaged in the Line of Business in the country in which such Project Company is located.

    SECTION 3.18.  Limitation on Issuance of Subsidiary Capital Stock.

    The Company shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell any shares of such Restricted Subsidiary's Capital Stock (including options, warrants or other rights to purchase shares of Capital Stock) except, to the extent not otherwise prohibited by this Indenture, (i) to the Company or another Restricted Subsidiary that is a Wholly Owned Subsidiary of the Company, or (ii) if the Net Cash

Proceeds from such issuance or sale are applied, to the extent required to be applied, pursuant to Section 3.12.

    SECTION 3.19.  Limitation on Changes in the Nature of the Business.

    The Company and the Project Companies shall engage only in the Line of Business as well as any other activities reasonably related to the Line of Business.

    SECTION 3.20.  Limitation on Certain Subsidiary Investments.

    The Company will not permit any Project Company with an interest in a Facility to make any Investment in or merge with any other Person with an interest in another Facility or in an Unrelated Business. Notwithstanding the foregoing, subject to any applicable restrictions imposed by Section 3.03 the Company may permit one or more of its Subsidiaries (each, an "Intermediate Holding Company") to serve as a holding company for the Company's direct and indirect interests in Facilities and Unrelated Businesses; provided that: (i) each such Intermediate Holding Company's direct and indirect interest in any Facility or Unrelated Business shall be limited to the ownership of Capital Stock or Indebtedness of a Person with a direct or indirect interest in such Facility or Unrelated Business; (ii) no consensual encumbrance or restriction of any kind shall exist on the ability of any Intermediate Holding Company to make the payments, distributions, loans, advances or transfers referred to in clauses (i) through (iii) of the first paragraph of Section 3.05; (iii) no Intermediate Holding Company shall incur, assume, create or suffer to exist any Indebtedness other than Indebtedness to the Company; and (iv) no Lien shall exist upon any assets of such Intermediate Holding Company whether now or hereafter acquired, except for Liens upon the Capital Stock of a Subsidiary of an Intermediate Holding Company securing Indebtedness of such Subsidiary.

    SECTION 3.21.  Government Approvals.

    The Company shall, and shall cause each Project Company to, at all times
(i) obtain and maintain in full force and effect all government authorizations, approvals and consents relating to any Project Company or Facility and (ii) preserve and maintain good and valid title to its properties and assets (subject to Section 3.07 hereof), except in any such case where any failure to comply with clause (i) or (ii) would not reasonably be expected to have a material adverse effect on the business or results of operations of the Company and its Restricted Subsidiaries, taken as a whole, or the ability of the Company to perform its obligations under this Indenture or the Notes.

    SECTION 3.22.  Compliance with Laws.

    The Company shall, and shall cause each Project Company to, comply with all applicable laws, rules, regulations and orders of, and all applicable restrictions imposed by, any governmental authority or regulatory body in respect of the conduct of its business and the ownership of its properties, except to the extent that any failure to comply therewith would not reasonably be expected to have a material adverse effect on the business or results of operations of the Company and its Restricted Subsidiaries, taken as a whole, or the ability of the Company to perform its obligations under this Indenture or the Notes.

    SECTION 3.23.  Operations and Maintenance.

    The Company shall, and shall cause each Project Company to, in all material respects operate and maintain each Facility in accordance with prudent industry operating and maintenance practices generally accepted in the Line of Business.

                                   ARTICLE 4
                           CONSOLIDATION AND  MERGER

    SECTION 4.01.  Merger and Consolidation.

    The Company shall not, in a single transaction or through a series of related transactions, consolidate, merge or amalgamate with or into any other corporation or sell, assign, convey, transfer or lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to any Person or group of affiliated Persons, unless:

            (i)      either (A) the Company shall be the continuing Person, or
    (B) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which the properties and assets of the Company as an entirety are transferred (the "Successor Corporation") shall be a corporation organized and existing under the laws of Bermuda, the United States (or any State thereof or the District of Columbia) or any other member country of the Organization for Economic Cooperation and Development and shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, all the obligations of the Company under this Indenture and the Notes;

            (ii) immediately before and immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness which becomes an obligation of the Company (or the Successor Corporation if the Company is not the continuing obligor under this Indenture) or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person at the time of such transaction), no Default shall have occurred and be continuing;

    (iii)    the Company shall have delivered or caused to be delivered, to the
Trustee: (A) an Officers' Certificate stating that such consolidation, merger or amalgamation or such transfer complies with Article 4 hereof and that all conditions precedent under this Indenture provided for or relating to such transaction have been complied with; (B) an Opinion of Counsel of local counsel of recognized standing as to the legal issues relating thereto; and (C) an Opinion of Counsel of United States independent counsel of recognized standing to the effect that the Holders of the Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such consolidation, merger or amalgamation or such transfer and will be subject to United States federal income tax (if subject to United States federal income tax at all either before or after such consolidation, merger or amalgamation or such transfer) on the same amount and in the same manner and at the same time as would have been the case if such consolidation, merger or amalgamation or such transfer had not occurred;

    (iv) the Successor Corporation shall expressly agree to indemnify each Holder of a Note against any tax, assessment or governmental charge payable by withholding or deduction thereafter imposed on such Holder or with respect to the payment of principal and interest on the Notes solely as a consequence of such consolidation, merger or amalgamation or such transfer;

    (v) immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness which becomes an obligation of the Company (or the Successor Corporation if the Company is not the continuing obligor under this Indenture) or a Restricted Subsidiary in connection with or as a result of such transaction as having been Incurred by such Person at the time of such transaction), the Company (or the Successor Corporation if the Company is not the continuing obligor under this Indenture) shall have Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Company immediately prior to such transaction; and

    (vi) immediately after giving effect to such transaction on a pro forma basis the Company (or the Successor Corporation if the Company is not the continuing obligor under this Indenture) would be able to Incur at least $1.00 of additional Indebtedness pursuant to Section 3.04(a).

    SECTION 4.02.  Successor Substituted.

    (a) Upon any such consolidation, merger or amalgamation, or any conveyance, transfer, or disposition of all or substantially all of the properties or assets of the Company in accordance with Section 4.01, but not in the case of a lease, the Successor Corporation shall succeed to and be substituted for the Company under this Indenture and the Notes, and the Company shall thereupon be released from all obligations hereunder and under the Notes and the Company, as the predecessor corporation, may thereupon or at any time thereafter be dissolved, wound up or liquidated. The Successor Corporation thereupon may cause to be signed, and may issue either in its own name or in the name of the Company, all or any of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee; and, upon the order of the Successor Corporation instead of the Company and subject to all the terms, conditions and limitations prescribed in this Indenture, the Trustee shall authenticate and shall deliver any Notes which the Successor Corporation thereafter shall cause to be signed and delivered to the Trustee for that purpose. All the Notes so issued shall in all respects have the same legal rank and benefit under this Indenture as the Notes theretofore or thereafter issued in accordance with the terms of this Indenture as though all such Notes had been issued at the date of the execution hereof.

    (b) In the case of any consolidation, merger, amalgamation or transfer described in Section 4.02(a) above, such changes in form (but not in substance) may be made in the Notes thereafter to be issued as may be appropriate.

                                   ARTICLE 5
                             DEFAULTS AND REMEDIES

    SECTION 5.01.  Events of Default.

    An "Event of Default" means any of the following events:

    (a) default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days;

    (b) default in the payment of the principal of any Note when the same becomes due and payable at maturity or otherwise or a failure to redeem or purchase Notes when required pursuant to this Indenture or the Notes;

    (c) default in performance of any other covenants or agreements in this Indenture, the Notes or the Security Agreement and the default continues for 30 days after the date on which written notice of such default is given to the Company by the Trustee or to the Company and the Trustee by Holders of at least 25% in aggregate principal amount of the Notes then outstanding hereunder;

         (d) there shall have occurred either (i) a default by the Company or any Project Company under any instrument or instruments under which there is or may be secured or evidenced any Indebtedness of the Company or any Project Company (other than the Notes or any Non-Recourse Debt) having an outstanding principal amount of $5,000,000 (or its foreign currency equivalent) or more individually or in the aggregate that has caused the holders thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity or (ii) a default by the Company or any Project Company in the payment when due or any portion of the principal under any instrument or instruments under which there is or may be secured or evidenced any Indebtedness of the Company or any Project Company (other than the Notes or any Non- Recourse Debt), and such unpaid portion exceeds $5,000,000 (or its foreign currency equivalent) individually or in the aggregate and is not paid, or such default is not cured or waived, within any grace period applicable thereto, unless such Indebtedness is discharged within 20 days of the Company or a Project Company becoming aware of such default; provided, however, that the foregoing shall not apply to any default on Non-Recourse Indebtedness;

         (e) any final judgment or order (not covered by insurance) for the payment of money shall be rendered against the Company or any Project Company in an amount in excess of $5,000,000 (or its foreign currency equivalent) individually or in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) and shall not be discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order in excess of $5,000,000 (or its foreign currency equivalent) individually or in the aggregate during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

         (f) (i) other than in accordance with the provisions of this Indenture or the Security Agreement, for any reason, other than the satisfaction in full and discharge of the obligations secured thereby, the Collateral Agent shall cease to have a first priority security interest in the Collateral or (ii) other than in accordance with the provisions of this Indenture, the Company asserts in writing that the Security Agreement has ceased to be or is not in full force and effect;

         (g) the Company or any Restricted Subsidiary pursuant to any Bankruptcy Law:

                     (i)      commences a voluntary case,

                     (ii) consents to the entry of an order for relief against it in an involuntary case,

                     (iii) consents to the appointment or taking possession by a Bankruptcy Custodian of the Company or such Restricted Subsidiary or for any substantial part of the property of any of them.

                     (iv) make a general assignment for the benefit of its creditors, or

                     (v) admits in writing its inability to generally pay its debts as such debts become due; or takes any comparable action under any foreign laws relating to insolvency; and

             (h) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law, that:

                     (i) is for relief against the Company or any Restricted Subsidiary in an involuntary case,

                     (ii) appoints a Bankruptcy Custodian of any of the Company or any Restricted Subsidiary or for all or substantially all of its property, or

                     (iii) orders the winding up or liquidation of the Company or any Restricted Subsidiary;

or any similar relief is granted under any similar laws of another jurisdiction; and the order or decree remains unstayed and in effect for 60 days.

             Any notice of Default given by the Trustee or Noteholders under this section must specify the Default, demand that it be remedied and state that the notice is a "Notice of Default."

             The Company shall file annually with the Trustee a certificate describing any Default by the Company in the performance of any conditions or covenants that has occurred under this Indenture and its status. The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which with the giving of notice or the lapse of time or both would become an Event of Default under clause (c), (d), (e) or (h) hereof.

             Subject to the provisions of Section 6.01 and 6.02, the Trustee shall not be charged with knowledge of any Event of Default unless written notice thereof shall have been given to the Trustee by the Company, the Paying Agent, any Holder or an agent of any Holder.

    SECTION 5.02.  Acceleration.

    If an Event of Default (other than an Event of Default specified in clauses
(g) and (h) of Section 5.01 with respect to the Company or any Restricted Subsidiary) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the Notes by notice to the Company and the Trustee, may declare the principal of and any accrued and unpaid interest on all the Notes to be due and payable. Upon such declaration the principal and interest shall be due and payable immediately. If an Event of Default specified in clause (g) or (h) of Section 5.01 with respect to the Company or any Restricted Subsidiary occurs, the principal of and interest on all the Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Noteholders. The Holders of a majority in principal amount of the Notes by notice to the Trustee may rescind any such declaration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived, except nonpayment of principal or interest that has become due solely because of such declaration. No such rescission shall affect any subsequent or other Default or Event of Default or impair any consequent right.

    SECTION 5.03.  Other Remedies.

    If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

    The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Noteholder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

    SECTION 5.04.  Waiver of Past Defaults.

    The Holders of a majority in principal amount of the Notes by notice to the Trustee may waive an existing Default and its consequences except (a) a Default in the payment of the principal of or interest on any Note or (b) a Default in respect of a provision that under Section 8.02 cannot be amended without the consent of each Noteholder affected. When a Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequent right.

    SECTION 5.05.  Control by Majority.

    The Holders of a majority in principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, or, subject to Section 6.01, that the Trustee determines is unduly prejudicial to the rights of other Noteholders, or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any action hereunder, the Trustee shall be entitled, subject to the duty of the Trustee during a Default to act with the required standard of care, to indemnification reasonably satisfactory to it against all risk, losses and expenses caused by taking or not taking such action. Subject to Section 6.01, the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of the Noteholders pursuant to this Indenture, unless such Noteholders shall have provided to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which might be incurred in compliance with such request or direction.

    SECTION 5.06.  Limitation on Suits.

    A Noteholder may pursue a remedy with respect to this Indenture or the Notes only if:

    (a) the Holder gives to the Trustee written notice of a continuing Event of Default;

    (b) the Holders of at least 25% in principal amount of the Notes make a written request to the Trustee to pursue the remedy;

    (c) such Holder or Holders offer to the Trustee security reasonably satisfactory to it or indemnity against any loss, liability or expense;

    (d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

    (e) the Holders of a majority in principal amount of the Notes do not give the Trustee a direction inconsistent with the request during such 60-day period.

    A Noteholder may not use this Indenture to prejudice the rights of another Noteholder or to obtain a preference or priority over another Noteholder.

    SECTION 5.07.  Rights of Holders to Receive Payment.

    Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal and interest on the Note, on or after the respective due dates expressed in the Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holder, except to the extent that the institution or prosecution of any such suit or the entry of judgment therein would result in the surrender, impairment, waiver or loss of the Lien on the Collateral.

    SECTION 5.08.  Collection Suit by Trustee.

    If an Event of Default specified in Section 5.01(a) or (b) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal and interest remaining unpaid (together with interest on such unpaid interest to the extent lawful) and the amounts provided for in Section 6.07.

    SECTION 5.09.  Trustee May File Proofs of Claim.

    The Trustee may file such proofs of claim and other papers or documents and take such other actions including participating as a member or otherwise in any committees of creditors appointed in the matter as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the amounts provided in Section 6.07) and the Noteholders allowed in any judicial proceedings relative to the Company, its creditors or its property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 6.07. To the extent that the payment of any such amount due to the Trustee under Section
6.07 out of the estate in any such proceeding shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties which the Holders of the Notes may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

    SECTION 5.10.  Priorities.

    If the Trustee collects any money pursuant to this Article, it shall pay out the money in the following order:

    First: to the Trustee for amounts due under Section 6.07;

    Second: to Noteholders for amounts due and unpaid on the Notes for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and

    Third: to the Company.

    The Trustee may fix a record date and payment date for any payment to Noteholders pursuant to this section. At least 15 days before such record date, the Company shall give written notice to each Noteholder and the Trustee of the record date, the payment date and amount to be paid.

    SECTION 5.11.  Undertaking for Costs.

    In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys' fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This section does not apply to a suit by the Trustee, a suit by a Holder pursuant to
Section 5.07, or a suit by Holders of more than 10% in principal amount of the Notes.

    SECTION 5.12.  Waiver of Stay or Extension Laws.

    The Company shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Company hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

                                   ARTICLE 6
                                    TRUSTEE

             SECTION 6.01.  Duties of Trustee.

             (a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent Person would exercise or use under the circumstances in the conduct of his own affairs.

             (b)     Except during the continuance of an Event of Default:

                     (i) The Trustee need perform only those duties that are specifically set forth in this Indenture and no others and no implied covenants or obligations shall be read into this Indenture against the Trustee.

                     (ii) In the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirement of this Indenture.

             (c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

                     (i) This paragraph does not limit the effect of paragraph (b) of this section.

                     (ii) The Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts.

                     (iii) The Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 5.02, 5.04 or 5.05.

                     (iv) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, unless it receives indemnity satisfactory to it against any risk, loss, liability or expense.

         (d) Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this section.

         (e) The Trustee, in its capacity as Trustee and Registrar and Paying Agent, shall not be liable to the Company, the Noteholders or any other Person for interest on any money received by it, including, but not limited to, money with respect to principal of or interest on the Notes, except as the Trustee may agree with the Company.

         (f) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

         SECTION 6.02.  Rights of Trustee.

         (a) The Trustee may rely on any document reasonably believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

             (i) Before the Trustee acts or refrains from acting, it may require an Officers' Certificate, an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on any such Officers' Certificate or Opinion of Counsel.

             (ii) The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

             (iii) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers provided, however, that the Trustee's conduct does not constitute wilful misconduct, negligence or bad faith.

             (iv) The Trustee may consult with counsel, and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice of such counsel.

             (v) The Trustee shall not be obligated to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture or any other paper or document.

    SECTION 6.03.  Individual Rights of Trustee.

    The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or an Affiliate with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. However, the Trustee is subject to Sections 6.10 and 6.11.

    SECTION 6.04.  Trustees Disclaimer.

    The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company's use of the proceeds from the Notes, it shall not be responsible for any statement in the Notes other than its authentication. The Trustee shall have no duty to ascertain or inquire as to the performance of the Company's covenants in Article 3 hereof.

    SECTION 6.05.  Notice of Defaults.

    If a Default or an Event of Default occurs and is continuing and if it is known to a Trust Officer of the Trustee, the Trustee shall mail to Noteholders a notice of the Default or Event of Default within 90 days after a Trust Officer of the Trustee has actual knowledge of the occurrence thereof. Except in the case of a Default in any payment on any Note, the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of Noteholders.

    SECTION 6.06.  Reports by Trustee to Holders.

    Within 60 days after the reporting date stated in Section 11.09, the Trustee shall mail to Noteholders a brief report dated as of such date that complies with TIA Section 313(a) if required by that Section. The Trustee also shall comply with TIA Section 313(b)(2).

    A copy of each report at the time of its mailing to Noteholders shall be filed with the Commission and each stock exchange on which the Notes are listed. The Company shall promptly notify the Trustee when the Notes are listed on any stock exchange and of any delisting thereof.

    SECTION 6.07.  Compensation and Indemnity.

    The Company shall pay to the Trustee from time to time reasonable compensation for its services. The Trustee's compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all reasonable out-of-pocket disbursements, expenses and advances incurred by it. Such expenses shall include the reasonable compensation and out-of-pocket disbursements and expenses of the Trustee's agents and counsel.

    The Company shall indemnify the Trustee and its officers, directors, employees and agents for, and hold it and them harmless against, any claim, loss, liability or expense, including, but not limited to, reasonable attorneys' fees, disbursements and expenses, incurred by it or them arising out of or in connection with the administration of this trust and the performance of its or their duties hereunder including the costs and expenses of defending itself or themselves against any claim or liability in connection with the exercise or performance of any of its or their powers or duties hereunder or under the Security Agreement. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

    The Company need not reimburse any expense or indemnify against any loss or liability incurred by the Trustee as a result of the negligence or willful misconduct of the Trustee.

    To secure the Company's payment obligations in this section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes.

    When the Trustee incurs expenses or renders services after an Event of Default specified in Section 5.01(g) or (h) occurs, the expenses and the compensation for the services are intended to constitute expenses of administration under any Bankruptcy Law.

    The Company's obligations under this Section 6.07 with respect to any Lien arising hereunder shall survive the resignation or removal of the Trustee, the discharge of such obligations pursuant to Article 7 of this Indenture and the termination of this Indenture.

    SECTION 6.08.  Replacement of Trustee.

    A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee's acceptance of appointment as provided in this section.

        The Trustee may resign at any time by so notifying the Company. The Holders of a majority in principal amount of the Notes may, by written notice to the Trustee, remove the Trustee by so notifying the Trustee and the Company. The Company, by notice to the Trustee, shall remove the Trustee if:

        (a)   the Trustee fails to comply with Section 6.10;

        (b)   the Trustee is adjudged a bankrupt or an insolvent;

        (c) a receiver or public officer takes charge of the trustee or its property; or

        (d)   the Trustee becomes incapable of acting.

        If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

        If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of at least 10% in principal amount of the Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

        If the Trustee fails to comply with Section 6.10 any Noteholder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

        A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Noteholders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the Lien provided for in
Section 6.07.

        SECTION 6.09.  Successor Trustee by Merger, Etc.

        If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

        SECTION 6.10.  Eligibility; Disqualification.

        This Indenture shall always have a Trustee who satisfies the requirements of TIA Section 310(a)(1). The Trustee shall always have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition. The Trustee shall comply with TIA
Section 310(b). Nothing herein shall prevent the Trustee from filing with the Commission the application referred to in the second-to-last paragraph of TIA
Section 310(b).

        SECTION 6.11.  Preferential Collections of Claims Against Company.

        The Trustee shall comply with TIA Section 311(a), except with respect to any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed is subject to TIA Section 311(a) to the extent indicated.

                                   ARTICLE 7
                    SATISFACTION AND DISCHARGE OF INDENTURE

        SECTION 7.01.  Discharge of Liability on Notes; Defeasance.

        If (a) the Company delivers to the Trustee all outstanding Notes (other than Notes replaced pursuant to Section 2.07) for cancellation or (b) all outstanding Notes have become due and payable and the Company irrevocably deposits with the Trustee as trust funds solely for the benefit of the Holders for that purpose funds sufficient to pay at maturity the principal of and all accrued interest on all outstanding Notes (other than Notes replaced pursuant to Section 2.07), and if, in either case, the Company pays all other sums payable hereunder by the Company, then, subject to Sections 7.06, this Indenture shall cease to be of further effect. The Trustee shall acknowledge satisfaction and discharge of this Indenture on demand of the Company accompanied by an Officers' Certificate and an Opinion of Counsel and at the cost and expense of the Company.

        SECTION 7.02.  Defeasance and Discharge of Indenture.

        The Company will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the 123rd day after the date of the deposit referred to in clause (i) hereof, and the provisions of this Indenture will no longer be in effect with respect to the Notes, in each case subject to the penultimate paragraph of this Section 7.03, and the Trustee, at the reasonable request of and at the expense of the Company, shall execute proper instruments acknowledging the same, except as to (a) rights of registration of transfer and exchange, (b) substitution of apparently mutilated, defaced, destroyed, lost or stolen Notes, (c) rights of Holders to receive payments of principal thereof and interest thereon, (d) the Company's obligations under Section 3.02,

(e) the rights, obligations and immunities of the Trustee hereunder including, without limitation, those arising under Section 6.07 hereof, (f) the rights of the Holders as beneficiaries of this Indenture with respect to the property so deposited with the Trustee payable to all or any of them and (g) the rights, obligations and immunities which survive as provided in the penultimate paragraph of this Section 7.02; provided that the following conditions shall have been satisfied:

               (i) with reference to this Section 7.02, the Company has irrevocably deposited or caused to be irrevocably deposited with the Trustee (or another trustee satisfying the requirement of Section 6.10) or Paying Agent (other than the Company or a Subsidiary or Affiliate of the Company) and conveyed all right, title and interest for the benefit of the Holders, under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the Holders, in and to, (A) money in an amount, (B) U.S. Government Obligations that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide, not later than one Business Day before the due date of any payment referred to in this clause (i), money in an amount or (C) a combination thereof in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, without consideration of any reinvestment of interest and after payment of all federal, state and local taxes or other fees, charges and assessments in respect thereof payable by the Trustee or Paying Agent, the principal of and interest on the outstanding Notes when due; provided that the Trustee or Paying Agent shall have been irrevocably instructed to apply such money or the proceeds of such U.S. Government Obligations to the payment of such principal and interest with respect to the Notes;

               (ii) such deposit shall not result in or constitute a Default or result in a breach or violation of, or constitute a Default under, any other agreement or instrument to which the Company is a party or by which it is bound;

               (iii) no Default shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after such date of deposit;

               (iv) the Company shall have delivered to the Trustee (A) either (1) a ruling directed to the Trustee received from the Internal Revenue Service to the effect that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this Section 7.02 and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised or (2) an Opinion of Counsel from recognized tax counsel licensed to practice law in the United States (who may not be an employee of the Company) to the same effect as the ruling described in clause (1), which must refer to and be based upon a ruling to that effect published by the Internal Revenue Service, unless there has been a change in the applicable federal income tax law since the date of this Indenture such that a ruling from the Internal Revenue Service is no longer required and (B) an Opinion of Counsel to the effect that (1) the creation of the defeasance trust does not violate the Investment Company Act of 1940, and (2) the Holders of the Notes have a valid security interest in the trust funds subject to no prior Liens under the New York Uniform Commercial Code;

               (v) the Company shall have delivered to the Trustee an Opinion of Counsel licensed to practice law in Bermuda to the effect that under the laws of Bermuda, the Holders of the Notes (other than Bermuda Persons) will not recognize gain for Bermuda tax purposes and payments from the defeasance trust to any such Holder will not be subject to withholding payments under the laws of Bermuda; and

               (vi) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, in each case stating that all conditions precedent provided for herein relating to the defeasance contemplated by this Section 7.02 have been complied with.

        Notwithstanding the foregoing clause (i), prior to the end of the 123 day period referred to in clause (iv)(B)(2) above, none of the Company's obligations under this Indenture shall be discharged. Subsequent to the end of such 123-day period with respect to this Section 7.02, the Company's obligations in Sections 2.02, 2.03, 2.04, 2.05, 2.06, 2.07, 2.12, 3.01, 3.02,
3.06, 6.07, 7.04, 7.05 and 7.06 shall survive until the Notes are no longer outstanding. Thereafter, only the Company's obligations in Sections 6.07, 7.04, 7.05 and 7.06 shall survive. If and when a ruling from the Internal Revenue Service or Opinion of Counsel referred to in clause (iv)(A) above is able to be provided specifically without regard to, and not in reliance upon, the continuance of the Company's obligations under Section 3.01, then the Company's obligations under such Section 3.01 shall cease upon delivery to the Trustee of such ruling or Opinion of Counsel and compliance with the other conditions precedent provided for herein relating to the defeasance contemplated by this Section 7.02.

        After any such irrevocable deposit and the fulfillment of the other requirements of this Section 7.02, the Trustee upon request shall acknowledge in writing the discharge of the Company's obligations under the Notes and this Indenture except for those surviving obligation in the immediately preceding paragraph.

        SECTION 7.03.  Defeasance of Certain Obligations.

        The Company may omit to comply with any term, provision or condition set forth in clauses (v) and (vi) of Section 4.01 and Section 3.03 through 3.23, and clause (c) of Section 5.01 with respect to clauses (v) and (vi) of
Section 4.01 and Sections 3.03 through 3.23, and clauses (d), (e) and (f) of
Section 5.01 shall be deemed not to be Events of Default, in each case with respect to the outstanding Notes if:

               (i) with reference to this Section 7.03, the Company has irrevocably deposited or caused to be irrevocably deposited with the Trustee (or another trustee satisfying the requirements of Section 6.10) or Paying Agent (other than the Company or a Subsidiary or Affiliate of the Company) and conveyed all right, title and interest for the benefit of the Holders, under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the Holders, in and to, (A) money in an amount, (B) U.S. Government Obligations that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide, not later than one Business Day before the due date of any payment referred to in this clause (i), money in an amount or (C) a combination thereof in an amount, sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, without consideration of any reinvestment of interest and after payment of all federal, state and local taxes or other fees, charges and assessments in respect thereof payable by the Trustee or Paying Agent, the principal of and interest on the outstanding Notes when due; provided that the Trustee or Paying Agent shall have been irrevocably instructed to apply such money or the proceeds of such U.S. Government Obligations to the payment of such principal and interest with respect to the Notes;

               (ii) such deposit will not result in or constitute a Default or result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company is a party or by which it is bound;

               (iii) no Default shall have occurred and be continuing on the date of such deposit;

               (iv) the Company has delivered to the Trustee (A) an Opinion of Counsel from recognized tax counsel licensed to practice law in the United States (who may not be an employee of the Company) to the effect that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; and (B) an Opinion of Counsel to the effect that (1) the creation of the defeasance trust does not violate the Investment Company Act of 1940, and (2) the Holders of the Notes have a valid security interest in the trust funds subject to no prior Liens under the New York Uniform Commercial Code;

               (v) the Company shall have delivered to the Trustee an Opinion of Counsel licensed to practice law in Bermuda to the effect that under the laws of Bermuda the Holders of the Notes (other than Bermuda Persons) will not recognize gain for Bermuda tax purposes and payments from the defeasance trust to any such Holder will not be subject to withholding payments under the laws of Bermuda; and

               (vi) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, in each case stating that all conditions precedent provided for herein relating to the defeasance contemplated by this Section 7.03 have been complied with.

        SECTION 7.04.  Application of Trust Money.

        Subject to Section 7.06 of this Indenture, the Trustee or Paying Agent shall hold in trust money or U.S. Government Obligations deposited with it pursuant to Section 7.02 or 7.03 of this Indenture, as the case may be, and shall apply the deposited money and the money from U.S. Government Obligations in accordance with this Indenture to the payment of principal of and interest on the Notes. The Trustee shall be under no obligation to invest such money or U.S. Government Obligations except as it may agree with the Company and in no event shall the Trustee have any liability for, or in respect of, any such investment made as agreed with the Company.

        SECTION 7.05.  Repayment to Company.

        Subject to Sections 6.07, 7.02 and 7.03 of this Indenture, the Trustee and the Paying Agent shall promptly pay to the Company upon written request any excess money held by them at any time and thereupon shall be relieved from all liability with respect to such money. The Trustee and the Paying Agent shall pay to the Company upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years; provided, however, that the Company shall if requested by the Trustee or the Paying Agent, give the Trustee or such Paying Agent indemnification reasonably satisfactory to it against any and all liability which may be incurred by it by reason of such payment; and provided, further, that the Trustee or such Paying Agent before being required to make any payment may cause to be published at the request and expense of the Company once in a newspaper of general circulation in the City of New York or mail to each Holder entitled to such money at such Holder's address as set forth in the Note Register notice that such money remains unclaimed and that after a date specified therein (which shall be at least 30 days from the date of such publication or mailing) any unclaimed balance of such money then remaining will be repaid to the Company. After payment to the Company, Holders entitled to such money must look to the Company for payment as general creditors unless an applicable law designates another person, and all liability of the Trustee and such Paying Agent with respect to such money shall cease.

        SECTION 7.06.  Reinstatement.

        If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 7.02 or 7.03 of this Indenture, as the case may be, by reason of any legal proceedings or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company's obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 7.02 or 7.03 of this Indenture, as the case may be, until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with Section 7.02 or 7.03 of this Indenture, as the case may be; provided that, if the Company has made any payment of principal of or interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

                                   ARTICLE 8
                           AMENDMENTS AND SUPPLEMENTS

        SECTION 8.01.  Without Consent of Holders.

        (a) The Company and the Trustee may amend or supplement the Indenture without notice to or the consent of any Noteholder:

               (1) to cure any ambiguity, omission, defect or inconsistency;

               (2)        to comply with Article 4;

               (3) to provide for uncertificated Notes in addition to certificated Notes; provided, however, that the uncertificated Notes are issued, in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(b) of the Code;

               (4) to add guarantees with respect to the Notes or to further secure the Notes;

               (5) to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power herein conferred upon the Company;

               (6) to comply with the requirements of the Commission in connection with qualification of this Indenture under the TIA;

               (7) to establish and maintain the Liens of the Security Agreement; or

               (8) to make any change that does not adversely affect the rights of any Noteholder.

    (b) The Company and the Trustee may amend or supplement the Security Agreement without notice to or the consent of any Noteholder:

               (1) to cure any ambiguity, omission, defect or inconsistency;

               (2)        to comply with Article 4;

               (3) to add additional guarantees with respect to the Notes or to further secure the Notes;

               (4) to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power herein conferred upon the Company;

               (5)        to comply with the requirements of the
          Commission in connection with qualification of this Indenture under the TIA;

               (6) to establish and maintain the Liens of the Security Agreement; or

               (7) to make any change that does not adversely affect the rights of any Noteholder.

    (c) After an amendment or supplement under this Section becomes effective, the Company shall mail to Noteholders a notice briefly describing such amendment or supplement. The failure to give such notice to all Noteholders, or any defect therein, shall not impair or affect the validity of an amendment or supplement under this section.

    SECTION 8.2.  With Consent of Holders.

    The Company and the Trustee may amend or supplement this Indenture, the Notes or the Security Agreement with the written consent of the Holders of a majority in principal amount of the Notes. However, without the consent of each Noteholder affected, an amendment or supplement under this Section may not

     (a) reduce the amount of Notes the Holders of which must consent to an amendment or supplement;

     (b) reduce the rate of or change the time for payment of interest on any Note;

     (c)   change the currency or consideration of payment of the Notes;

     (d) reduce the principal of or change the Stated Maturity of any Note;

     (e) reduce the premium payable upon the redemption of any Note or change the time at which any Note may or shall be redeemed in accordance with
Article 10;

     (f) amend, change or modify the obligations of the Company to make or consummate any offer pursuant to Section 3.08 or 3.12 or modify any of the provisions or definitions with respect thereto;

     (g) permit the release or termination of all or substantially all of the Liens of the Collateral Agent on the Collateral or deprive the Holders of all or substantially all of the security afforded by the Liens of the Security Agreement or this Indenture;

     (h) release the Company from its obligations under this Indenture other than pursuant to Article 4 hereof;

     (i) permit the creation of any Lien (other than Liens permitted under Section 3.07) on the Collateral or any part thereof or terminate the Liens of the Collateral Agent on the Collateral or any part thereof or deprive the holders of the security afforded by the Liens of the Security Agreement or this Indenture;

     (j)   change the obligation of the Company to pay Additional Amounts;
and

     (k) make any change in Section 5.04, Section 5.07 or this second sentence of this Section 8.02.

    It shall not be necessary for the consent of the Holders under this Section
8.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

    After an amendment or supplement under this Section becomes effective, the Company shall mail to Noteholders a notice briefly describing such amendment or supplement. The failure to give such notice to all Noteholders, or any defect therein, shall not impair or affect the validity of an amendment or supplement under this section.

    SECTION 8.03.  Supplemental Indentures.

    Every amendment or supplement to this Indenture or the Notes shall be set forth in a supplemental indenture that complies with the TIA as then in effect.

    SECTION 8.04.  Revocation and Effect of Consents.

    Until an amendment or supplement under this Article or a waiver under
Article 6 becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder's Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to his Note or portion of a Note if the Trustee receives the notice of revocation before the date the amendment, supplement or waiver becomes effective.

    After an amendment or supplement becomes effective, it shall bind every Noteholder.

    SECTION 8.05.  Notation on or Exchange of Notes.

    If an amendment changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

    SECTION 8.06.  Trustee to Sign Amendments.

    The Trustee shall sign any supplemental indenture which sets forth an amendment or supplement authorized pursuant to this Article if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing such supplemental indenture the Trustee shall be entitled to receive, and (subject to Section 6.01) shall be fully protected in relying upon, an Officers' Certificate and an Opinion of Counsel stating that such supplemental indenture is authorized or permitted by this Indenture and, with respect to an amendment or supplement pursuant to Section 8.02, evidence of the consents of Holders required in connection therewith.

    SECTION 8.7.  Fixing of Record Dates.

    The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to take any action under this Indenture by vote or consent. Except as provided herein, such record date shall be the later of 30 days prior to the first solicitation of such consent or vote or the date of the most recent list of Noteholders furnished to the Trustee pursuant to Section 2.05 prior to such solicitation. If a record date is fixed, those Persons who were Noteholders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to take such action by vote or consent or to revoke any vote or consent previously given, whether or not such Persons continue to be Holders after such record date; provided, however, that unless such vote or consent is obtained from the Holders (or their duly designated proxies) of the requisite principal amount of outstanding Notes prior to the date which is the 120th day after such record date, any such vote or consent previously given shall automatically and without further action by any Holder be canceled and of no further effect.

                                   ARTICLE 9
                               SECURITY AGREEMENT

    SECTION 9.01. Security Agreement. (a) In order to secure the obligations of the Company under this Indenture, the Company, the Collateral Agent and the Trustee have entered into the Security Agreement to create the Liens of the Security Agreement and for related matters.

         (b) The Company covenants and agrees that it has full right, power and lawful authority to grant, bargain, sell, release, convey, hypothecate, assign, mortgage, pledge and transfer the Collateral, in the manner and form done, or intended to be done, in this Indenture and the Security Agreement. The Company further covenants and agrees that the Security Agreement and the actions taken hereunder and thereunder create, or will create, a perfected first priority Lien on the Collateral which they purport to create, prior to all other Liens.

    (c) As among the Holders, the Collateral as now or hereafter constituted shall be held for the equal and ratable benefit of the Holders without preference, priority or distinction of any thereof over any other by reason of difference in time of issuance, sale or otherwise, as security for the Company's obligations under this Indenture and the Notes.

    SECTION 9.02. Holders' Consent. (a) Each Holder, by its acceptance of a Note, (i) consents and agrees to the terms of the Security Agreement and authorizes and approves the Trustee's execution thereof, and (ii) agrees that such Holder is bound by the terms thereof and that such Holder may not take any action contrary thereto.

    SECTION 9.03. Trust Indenture Act of 1939 Requirements. (a) The release of any Collateral from the terms of the Security Sharing Agreement or the release of, in whole or in part, the Liens created by the Security Sharing Agreement, will not be deemed to impair the Liens of the Security Sharing Agreement in contravention of the provisions hereof and of the Security Agreement if and to the extent the Collateral or Liens are released pursuant to the terms of the Security Agreement. Each of the Holders acknowledges that a release of Collateral or Liens strictly in accordance with the terms of the Security Agreement will not be deemed for any purpose to be an impairment of the Liens in contravention of the terms of this Indenture or the Security Agreement.

    SECTION 9.04.  Release upon Termination of the Company's Obligations.

    (a) In the event that the Company delivers an Officers' Certificate certifying that the Company has complied with Sections 7.01 and, if applicable,
Section 7.02 with respect to the Notes, or that all obligations under this Indenture have been satisfied and discharged in accordance with this Indenture, the Trustee shall deliver to the Company and the Collateral Agent on behalf of the Holders, a notice disclaiming, relinquishing and releasing (without recourse or warranty) any and all rights it has in respect of the Collateral and any other instruments or documents evidencing or effecting such release in such form as the Company may reasonably request.

    (b) Any release of any portion of the Collateral made strictly in compliance with the provisions of this Section 9.04 shall not be deemed to impair the Liens created by the Security Agreement in contravention of the provisions of this Indenture.

    (c) Release of Collateral. To the extent applicable, the Company shall comply with clause Section 314(d) of the TIA relating to the release of property from the Lien of the Security Agreement.

    SECTION 9.05. Retirement of Notes. The Trustee shall direct the Collateral Agent to release such amounts held in the Special Proceeds Account and the Trustee shall apply such amounts from time to time to the payment (including any premium) of the principal on the Notes, at maturity or to the purchase thereof pursuant to a Special Proceeds Offer together with accrued interest, if any, required to be paid in connection with any such purchase or payment at maturity as the Company shall request, upon receipt by the Trustee of the following:

    (a)      a Board Resolution directing the application pursuant to this
Section 9.05 of a specific amount of the Collateral and, in any case any such moneys are to be applied to payment, designating the Notes so to be paid and prescribing the method of purchase, the price or prices to be paid and the maximum principal (including any premium) amount of Notes of such Series to be purchased and any other provisions of this Indenture governing such purchase;

    (b) an Officers' Certificate dated not more than five days prior to the date of the relevant application, stating that all conditions precedent and covenants herein and in the Security Agreement provided for relating to such application of the Collateral have been complied with; and

    (c) an Opinion of Counsel stating that the documents and the amounts in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, in immediately available funds, if any, which have been or are therewith delivered to and deposited with the Collateral Agent or the Trustee, as the case may be, for the purposes of payment of the principal (including any premium) and interest on the Notes at maturity or to purchase thereof pursuant to a Special Proceeds Offer conform to the requirements of this Indenture and the Security Agreement and that all conditions precedent herein and in the Security Agreement provided for relating to such application of Collateral have been complied with.

    Upon compliance with the foregoing provisions of this Section 9.05, the Trustee shall apply funds released from the Collateral Accounts as directed and specified by such Board Resolution up to, but not exceeding, the principal amount (including any premium) of the Notes so paid or purchased together with accrued interest, if any, required to be paid in connection with any such purchase or payment at maturity.

    A Board Resolution expressed to be irrevocable directing the application of funds from the Collateral Accounts under this Section 9.05 to the payment of the principal (including any premium), and accrued interest if any, shall, for all purposes of this Indenture, be deemed the equivalent of the deposit of money with the Trustee in trust for such purpose. Such funds from the Collateral Accounts shall not, after compliance with the foregoing provisions of this Section 9.05, be deemed to be part of the Collateral.

                                   ARTICLE 10
                                   REDEMPTION

    SECTION 10.01.  Notice to Trustee.

    If the Company elects to redeem Notes pursuant to paragraph 7 or 8 of the Notes, it shall notify the Trustee of the redemption date and the principal amount (not including any premium in respect thereof) of Notes to be redeemed and the paragraph of the Notes pursuant to which the redemption will occur.

    The Company shall give the notices provided for in this Section at least [40] days before the redemption date (unless a shorter period shall be satisfactory to the Trustee). Such notice shall be accompanied by an Officers' Certificate to the effect that such redemption will comply with the conditions herein. If fewer than all the Notes are to be redeemed, the record date relating to such redemption shall be selected by the Company and given to the Trustee, which record date shall be not less than 15 days after the date of notice to the Trustee.

    SECTION 10.02.  Selection of Notes to Be Redeemed.

    If fewer than all the Notes are to be redeemed, the Trustee shall select the Notes to be redeemed on a pro rata basis or by lot or by any other method that complies with applicable legal and securities exchange requirements, if any, and that the Trustee consider fair and appropriate and in accordance with methods generally used at the time of selection by fiduciaries in similar circumstances, provided, however, that no Note of $1,000 in original principal amount or less shall be redeemed in part. The Trustee shall make the selection not more than 45 days before the redemption date from outstanding Notes not previously called for redemption. The Trustee may select for redemption portions of the principal of Notes that have denominations larger than $1,000. Notes and portions of them selected by the Trustee shall be in amounts of $1,000 or whole multiples of $1,000. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

    SECTION 10.03.  Notice of Redemption.

    At least 30 days but not more than 60 days before a redemption date, the Company shall mail a notice of redemption to each Holder whose Notes are to be redeemed at the address set forth for such Holder on the register referred to in Section 2.03. Such notice, once delivered by the Company or to the Trustee, will be irrevocable.

    The notice shall identify the Notes to be redeemed and shall state:

    (a)   the redemption date;

    (b)   the redemption price;

    (c)   the name and address of the Paying Agent;

    (d) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

    (e) if fewer than all the outstanding Notes are to be redeemed, the aggregate principal amount of the Notes to be redeemed together with the identification and principal amounts of the particular Notes to be redeemed;

    (f) that, unless the Company defaults in making the redemption payment, interest accrued to the date fixed for redemption and any Additional Amounts will be paid as specified in the notice and that interest on Notes called for redemption ceases to accrue on and after the redemption date; and

    (g) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

    At the Company's written request, made at least 45 days before a redemption date, unless a shorter period shall be satisfactory to the Trustee, the Trustee shall give the notice of redemption provided for in this section in the Company's name and at its expense.

    SECTION 10.04.  Effect of Notice of Redemption.

    Once notice of redemption is mailed, Notes called for redemption become due and payable on the redemption date at the redemption price. Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price stated in the notice, plus accrued and unpaid interest to the redemption date.

    SECTION 10.05.  Deposit of Redemption Price.

    Prior to 11:00 a.m., eastern standard time, the redemption date, the Company shall deposit with the Paying Agent (or, if the Company or a Subsidiary of the Company is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of and accrued and unpaid interest on all Notes to be redeemed on that date other than Notes or portions of Notes called for redemption which have been delivered by the Company to the Trustee for cancellation.

    SECTION 10.06.  Notes Redeemed in Part.

    Upon surrender of a Note that is redeemed in part, the Company shall execute and the Trustee shall authenticate for the Holder (at the Company's expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

    SECTION 10.07.  Optional Redemption for Changes in Withholding Taxes.

    The Notes may be redeemed, in whole but not in part, at the option of the Company, at any time, upon giving of notice as provided in Section 10.03 at a redemption price equal to 100% of the principal amount at maturity thereof, together with accrued and unpaid interest to the date fixed by the Company for redemption, if the Company determines and certifies to the Trustee in an Officers' Certificate immediately prior to the giving of such notice that, as a result of any change in, or amendment to, the laws or treaties (including any regulations or rulings promulgated thereunder) of Bermuda or such other jurisdiction in which the Company is then organized, as the case may be (or any political subdivision or taxing authority thereof or therein), affecting taxation, or any change in official position regarding the application, interpretation or administration of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change, amendment, application, interpretation or administration is announced or becomes effective on or after the date hereof with respect to any payment due or to become due under the Notes or this Indenture, the Company is, or on the next interest payment date would be, required to pay Additional Amounts on or in respect thereof and such obligation to pay Additional Amounts cannot be avoided by the taking of reasonable measures by the Company; provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company would be obligated to make such withholding if a payment in respect of the Notes were then due.

    Prior to the publication and mailing of any notice of redemption of the Notes pursuant to Section 10.03, the Company will deliver to the Trustee an Opinion of Counsel or written advice of a qualified tax expert, such counsel or tax expert being reasonably acceptable to the Trustee, that the Company has or will become obligated to pay Additional Amounts as a result of such change, amendment, application, interpretation or administration.

                                   ARTICLE 11
                                 MISCELLANEOUS

    SECTION 11.01.  Trust Indenture Act Controls.

    If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by any of TIA Section 310 to 317, inclusive, through operation of TIA Section 318(c), such imposed duties shall control.

    SECTION 11.02.  Notices.

    Any notice or communication shall be in writing and delivered in person, or mailed by first-class mail (certified, return receipt requested), addressed as follows:

    if to the Company:

    AES China Generating Co., Ltd.
    3/f(w) Golden Bridge Plaza
    No. 1(A) Jianguomenwai Avenue
    Beijing, 10020, People's Republic of China
    Attention: Chief Financial Officer

    if to the Trustee:

    Bankers Trust Company
    Four Albany Street
    New York, New York 10006
    Attention: Corporate Trust and Agency Group / Debt Administration

    The Company or the Trustee by notice to the others may designate additional or different addresses for subsequent notices or communications. Any notice to the Trustee under this Indenture shall be deemed given only when received by the Trustee at the address specified in this Section 11.02.

    Any notice or communication to a Noteholder shall be mailed by first-class mail to the Noteholder's address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Noteholder or any defect in it shall not affect its sufficiency with respect to other Noteholders.

    If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

    If the Company mails a notice or communication to Noteholders, it shall mail a copy to the Trustee and each Agent at the same time.

    SECTION 11.03.  Communication by Holders with Other Holders.

    Noteholders may communicate pursuant to TIA Section 312(b) with other Noteholders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA Section 312(c).

    SECTION 11.04.  Certificate and Opinion as to Conditions Precedent.

    Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall, if requested by the Trustee, furnish to the Trustee:

    (a) an Officers' Certificate in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent (including any covenants compliance with which constitutes a condition precedent), if any, provided for in this Indenture relating to the proposed action have been complied with; and

    (b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of such counsel (which may rely upon an Officers' Certificate as to factual matters), all such conditions precedent have been complied with.

    SECTION 11.05.  Statements Required in Certificate or Opinion.

    Each Officers' Certificate or Opinion of Counsel with respect to compliance with a condition or covenant provided for in this Indenture other than certificates provided pursuant to Section 3.09 shall include:

    (a) a statement that the Person making such certificate or opinion has read such covenant or condition;

    (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

    (c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and

    (d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

    SECTION 11.06.  Rules by Trustee and Agents.

    The Trustee may make reasonable rules for action by or a meeting of Noteholders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

    SECTION 11.07.  Successors; No Recourse Against Others.

    (a) All agreements of the Company in this Indenture and the Notes shall bind its successor. All agreements of the Trustee in this Indenture shall bind its successor.

    (b) All liability of the Company described in the Notes insofar as it relates to any director, officer, employee or stockholder, as such, of the Company is waived and released by each Noteholder.

    SECTION 11.08.  Duplicate Originals.

    The parties may sign any number of copies of this Indenture. One signed copy is enough to prove this Indenture.

    SECTION 11.09.  Other Provisions.

    The first certificate pursuant to Section 3.09 shall be for the fiscal year ending in 1996. The reporting date for Section 6.06 is [__________] of each year. The first reporting date is [____________], 1997.

    SECTION 11.10.  Governing Law.

    The laws of the State of New York govern this Indenture and the Notes, without regard to the conflicts of laws rules thereof.

    SECTION 11.11.  Consent to Jurisdiction.

    The Company irrevocably submits to the jurisdiction of the United States District Court for the Southern District of New York, any court in the State of New York located in the city and county of New York, and any appellate court from any thereof, in any action, suit or proceeding brought against it and related to or in connection with the Notes or this Indenture or for recognition or enforcement of any judgment and the Company irrevocably and unconditionally agrees that all claims in respect of any such suit or action or proceeding may be heard or determined in such New York State court or, to the extent permitted by law, in such federal court. The Company agrees that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. To the extent permitted by applicable law, the Company hereby waives and agrees not to assert by way of motion, as a defense or otherwise in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Notes or this Indenture or the subject matter hereof or thereof may not be litigated in or by such courts. The Company hereby irrevocably appoints and designates The Prentice-Hall Corporation System, Inc., as its true and lawful attorney and duly authorized agent for acceptance of service of legal process. The Company agrees that service of such process upon The Prentice-Hall Corporation System, Inc. at 375 Hudson Street, New York, New York 10014-3660, shall constitute personal service of such process upon the Company. Nothing contained in this Agreement shall limit or affect the rights of any party hereto to serve process in any other manner permitted by law or (other than the Company) to initiate legal proceedings against the Company or its property in the courts of any jurisdiction.

    SECTION 11.12.  Judgment Currency.

    If for the purpose of obtaining judgement in any court it is necessary to convert a sum due hereunder to the Holder of a Note in U.S. dollars into another currency (the "judgment currency"), the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures such Holder could purchase U.S. dollars with the judgment currency in New York City two Business Days preceding the day on which final judgment is given. The obligation of the Company in respect of any sum payable by it to the Holder of a Note hereunder shall, notwithstanding any judgment in a judgment currency other than U.S. dollars, be discharged only to the extent that on the Business Day following receipt by such Holder of any sum adjudged to be so due in the judgment currency, such Holder may in accordance with normal banking procedures purchase U.S. dollars with the judgment currency; if the amount of the U.S. dollars so purchased is less than the sum originally due upon the Note, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Holder against such loss, and if the amount of the U.S. dollars so purchase exceeds the sum originally due to such Holder, such Holder agrees to remit to the Company such excess, provided that such Holder shall have no obligation to remit any such excess as long as the Company shall have failed to pay such Holder any obligations due and payable under this Indenture or such Note, in which case such excess may be applied to such obligations of the Company hereunder in accordance with the terms of this Indenture or such Note.

    SECTION 11.13.  Effect of Headings.

    The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

    SECTION 11.14.  Waiver of Immunity.

    To the extent that the Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgement, attachment in aid or execution, or otherwise) with respect to itself or its property, such party hereby irrevocably waives such immunity in respect of its obligations hereunder to the extent permitted by applicable law and, without limiting the generality of the foregoing, agrees that the waivers set forth in this paragraph shall have effect to the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

    SECTION 11.15.  Tax Considerations.

    It is the intention of the Company that for U.S. Federal, state and local income tax purposes: (i) neither the Noteholders nor the Trustee shall be at any time the owner of the Collateral for U.S. Federal, state or local tax purposes and (ii) the trust estate created hereby is intended solely to be a security arrangement and not a trust and neither the Trustee nor the Noteholders shall file any returns, reports or other documents or take any position inconsistent therewith for U.S. Federal, state or local tax law purposes.

    IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as set forth on the first page hereof.

[SEAL]                                    AES CHINA GENERATING CO. LTD.


                                          By:
                                              -----------------------------
                                               Name:
                                               Title:
Attest:


-----------------------------------





                                          BANKERS TRUST COMPANY,
                                            as Trustee


                                          By:
                                              -----------------------------
                                               Name:
                                               Title:
Attest:


-----------------------------------

                                                                       EXHIBIT A

                             (Form of Face of Note)

[The following two paragraphs are to be reproduced on the Global Note.]
Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the Company (as defined below) or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co., or such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co., or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein. Unless and until it is exchanged in whole or in part for Notes in definitive registered form, this certificate may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor Depositary or a nominee of such successor Depositary.
                         AES CHINA GENERATING CO. LTD.
                              [__]% Notes Due 2006
                                  $180,000,000

No.
CUSIP No.: 000983 AA 4

AES China Generating Co. Ltd., a corporation organized under the laws of Bermuda (the "Company"), promises to pay to Cede & Co., or registered assigns, the principal sum of One Hundred Eighty Million United States dollars (US$180,000,000) on [______], 2006.

                    Interest Payment Dates:              and
                 Record Dates:                              and

Additional provisions of this Note are set forth on the reverse hereof. Such provisions shall for all purposes have the same effect as though fully set forth at this place.
 This Note shall not be valid or obligatory until the certificate of authentication hereon shall have been duly signed by the Trustee acting under the Indenture.

    IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officers under its corporate seal.

Date: December __, 1996
                                                   AES CHINA GENERATING CO. LTD.


                                                   By: _________________________
(SEAL)                                                 Name:
                                                       Title:


                                                   By: _________________________
                                                       Name:
                                                       Title:
TRUSTEE'S CERTIFICATE
  OF AUTHENTICATION:

BANKERS TRUST COMPANY, as Trustee,
certifies that this is one
of the Notes
referred to in the Indenture.

By: _________________________
Authorized Signature

                           (Form of Reverse of Note)


                         AES CHINA GENERATING CO. LTD.
                              [__]% Notes Due 2006

    (1) Indenture. The Note is one of a duly authorized issue of debt securities (the "Notes") of the Company limited to $180,000,000 in aggregate principal amount issued under an Indenture dated as of December __, 1996 (the "Indenture") among the Company and Bankers Trust Company, a New York banking Corporation, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code Section Section 77aaa-77bbbb) (the "TIA"). Capitalized terms used herein but not defined are used as defined in the Indenture. The Notes are subject to all such terms, and Noteholders are referred to the Indenture and the TIA for a statement of such terms.

    (2) Ranking. The Notes rank at least pari passu in right of payment with all existing and future unsecured Indebtedness of the Company.

    (3) Security Agreement. As provided in the Security Agreement, the Company's obligations under the Indenture and the Notes are secured by a first priority security interest in all amounts on deposit in the Collateral Accounts granted in favor of Bankers Trust Company, as collateral agent (the "Collateral Agent"), for the benefit of the Trustee on behalf of the Noteholders. The rights of the Trustee in and to the Collateral are governed by the terms of the Security Agreement.

    (4) Interest. The Company promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Company will pay interest semiannually on ______ and ______ of each year to Holders of record on ______ and ______ of each year, respectively. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from ______ ___, 1996. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

    (5) Method of Payment. The Company will pay interest on the Notes (except defaulted interest) to the persons who are registered Holders of Notes at the close of business on the record date next preceding the interest payment date even though Notes are canceled after the record date and on or before the interest payment date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may pay principal and interest by check payable in such money. It may mail an interest check to a Holder's registered address.

    (6) Paying Agent, Registrar. Initially, Bankers Trust Company, a New York banking corporation, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice. The Company may act as Paying Agent or Registrar.

    (7) Optional Redemption. Except as set forth in the following paragraph, the Company may not redeem the Notes prior to [_____], 2001. On and after such date, the Company may redeem the Notes at any time, in whole, or from time to time in part, at the following redemption prices (expressed in percentages of principal amount), plus accrued interest to the redemption date, if redeemed during the 12-month period beginning [_____]:

              Year                                                                          Redemption Price
              2001                        . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   [___]%

              2002                        . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   [___]%
              2003, and thereafter        . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  100.00%

    (8) Optional Redemption for Changes in Withholding Taxes. The Notes may be redeemed, in whole but not in part, at the option of the Company, at any time, at a redemption price equal to 100% of the principal amount at maturity thereof, together with accrued and unpaid interest to the date fixed by the Company for redemption, if as a result of any change in, or amendment to, the laws or treaties (including any regulations or rulings promulgated thereunder) of Bermuda or such other jurisdiction in which the Company is then organized, as the case may be (or any political subdivision or taxing authority thereof or therein), affecting taxation, or any change in official position regarding the application, interpretation or administration of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change, amendment, application, interpretation or administration is announced or becomes effective on or after the Date hereof with respect to any payment due or to become due under the Notes or the Indenture, the Company is, or on the next interest payment date would be, required to pay Additional Amounts on or in respect thereof.

    (9) Additional Amounts. All payments of principal and interest in respect of each Note shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within Bermuda or any other jurisdiction in which the Company is organized or any authority therein or thereof having power to tax or from which any payment is made with respect to the Notes, unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction in respect of principal or interest is so required, the Company shall pay such additional amounts ("Additional Amounts") as will result in receipt by each Holder of any Note of such amounts as would have been received by such Holder or the beneficial owner with respect to such Note had no such withholding or deduction been required, except for certain limited circumstances as set forth in Section
3.06 of the Indenture.

    (10) Notice of Redemption. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at the address set forth for such Holder on the register referred to in Section 2.03 of the Indenture. Unless the Company shall default in payment of the redemption price plus accrued interest, on and after the redemption date interest ceases to accrue on such Notes or portions of them called for redemption. Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000.

    (11) Denominations; Transfer; Exchange. The Notes are in registered form without coupons in denominations of $1,000 and whole multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not exchange or register the transfer of any Note or portion of a Note selected for redemption (except, in the case of a Note to be redeemed in part, the portion thereof not to be redeemed) or for a period of 15 days before a selection of Notes to be redeemed or 15 days before an interest payment date.

    (12) Change of Control Offer. The Indenture provides that in the event of a Change of Control Triggering Event (as defined therein), the Company shall make an offer to purchase the Notes then outstanding at a purchase price of not less that 101% of the principal amount thereof (excluding any premium) plus accrued and unpaid interest on the terms set forth in the Indenture.

    (13) Excess Proceeds Offer. To the extent of the balance of the Net Available Cash (each, as defined therein) after application thereof after certain Asset Sales in accordance with the Indenture, the Company shall make an offer to purchase the Notes at a purchase price of not less than 100% of the principal amount (excluding any premium) plus accrued and unpaid interest pursuant and subject to the conditions set forth in the Indenture.

    (14) Special Proceeds Offer. The Indenture provides that the Company shall, within 30 days after the occurrence of any Special Proceeds Event (as defined therein), cause all Special Proceeds with respect to such Special Proceeds Event to be deposited into a Collateral Account with the Collateral Agent and the Company shall, to the extent of the amounts on deposit in the Special Proceeds collateral account, subject to certain exceptions, make an offer to purchase the Notes at a purchase price of not less that 101% of the principal amount (excluding any premium) plus accrued and unpaid interest pursuant and subject to the conditions set forth in the Indenture.

    (15) Defeasance. Subject to certain conditions, the obligations under the Notes and the Indenture may be terminated, at any time, if the Company deposits with the Trustee money and/or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

    (16) Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes, except that interest (other than defaulted interest) will be paid to the person that was the registered Holder on the relevant record date for such payment of interest.

    (17) Amendments and Waivers. Subject to certain exceptions, (i) the Indenture or the Notes may be amended or supplemented with the consent of the Holders of a majority in principal amount of the Notes; and (ii) any existing default may be waived with the consent of the Holders of a majority in principal amount of the Notes. Without the consent of any Noteholder, the Indenture or the Notes may be amended or supplemented to cure any ambiguity, omission, defect or inconsistency, to provide for assumption of Company's obligations to Noteholders, to provide for uncertificated Notes in addition to or in place of certificated Notes (subject to certain conditions), to provide for additional guarantees with respect to the Notes or to further secure the Notes, to add additional covenants or surrender any of the Company's rights, to comply with the requirements of the Commission in connection with qualification under the TIA, to establish or maintain the Liens of the Security Agreement or to make any change that does not adversely affect the rights of any Noteholder.

    (18) Remedies. If an Event of Default occurs and is continuing, the Trustee or Holders of at least 25% in principal amount of the Notes may declare all the Notes to be due and payable immediately. Noteholders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require an indemnity before it enforces the Indenture or the Notes.
Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Noteholders notice of any continuing default (except a Default in payment of principal or interest) if it determines that withholding notice is in their interest. The Company must furnish an annual compliance certificate to the Trustee.

    (19) No Recourse Against Others. A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based thereon or, in respect thereof. Each Noteholder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

    (20) Authentication. This Note shall not be valid until authenticated by the manual signature of an authorized signatory of the Trustee or an authenticating agent thereof.

    (21) Abbreviations. Customary abbreviations may be used in the name of a Noteholder or an assignee, such as: TEN COM (= tenants in common), TENANT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A (= Uniform Gifts to Minors Act).

    Pursuant to a recommendation promulgated by the Committee on Uniform Note Identification Procedures the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Noteholders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

    THE COMPANY WILL FURNISH TO ANY NOTEHOLDER UPON WRITTEN REQUEST AND WITHOUT CHARGE A COPY OF THE INDENTURE, WHICH HAS IN IT THE TEXT OF THIS NOTE. REQUESTS MAY BE MADE TO: AES CHINA GENERATING CO. LTD., 9/F., ALLIED CAPITAL RESOURCES BLDG., 32-38 ICE HOUSE STREET, CENTRAL, HONG KONG, ATTN.: CHIEF FINANCIAL OFFICER.


______________________________________________________________________________________________

                                       ASSIGNMENT FORM

To assign this Note, fill in the form below:
    I or we assign and transfer this Note to


                      (Insert assignee's soc. sec. or tax I.D. no.)

________________________________________________________________________________________________

________________________________________________________________________________________________

________________________________________________________________________________________________
                  (Print or type assignee's name, address and zip code)


and irrevocably appoint                         agent to transfer this Note on the books of the
Company.  The agent may substitute another to act for him.

________________________________________________________________________________________________

Date: ____________________________________     Signed: _________________________________________

                                                       (Sign exactly as your name appears on the
                                                       other side of this Note)

Signature Guarantee:____________________________________________________________________________

________________________________________________________________________________________________

________________________________________________________________________________________________

                    OPTION OF HOLDER TO ELECT PURCHASE FORM

      If you wish to elect to have this Note purchased by the Company pursuant to Section 3.08 or 3.12 of the Indenture, check this box: [ ]

      If you wish to elect to have only part of this Note purchased by the Company pursuant to Section 3.08 or 3.12 of the Indenture, state the amount:
$____________

    * As set forth in the Indenture, any purchase pursuant to Section 3.08 or
3.12 is subject to proration in the event the offer is oversubscribed.


Dated: _________________________________           Signed:_______________________________________________________

                                                          _______________________________________________________
                                                                 (Sign exactly as your name appears on the
                                                                         other side of this Note)

Signature Guarantee: ____________________________________________________________________________________________